                                                               EXHIBIT (a)(1)(A)

                                 (GARTNER LOGO)
                           OFFER TO PURCHASE FOR CASH
              UP TO 11,298,630 SHARES OF ITS COMMON STOCK, CLASS A
                                      AND
              UP TO 5,505,305 SHARES OF ITS COMMON STOCK, CLASS B
   (INCLUDING, IN EACH CASE, THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $13.50
                         NOR LESS THAN $12.50 PER SHARE
                                       BY
                                 GARTNER, INC.
                             ---------------------

         THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
              EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY,
            JULY 30, 2004, UNLESS GARTNER EXTENDS THE TENDER OFFER.

     Gartner, Inc., a Delaware corporation ("Gartner"), is offering to purchase for cash up to 11,298,630 shares of its Common stock, Class A ("Class A Shares") and up to 5,505,305 shares of its Common Stock, Class B ("Class B Shares"), including, in each case, the associated preferred stock purchase rights issued under the Amended and Restated Rights Agreement dated as of August 31, 2002, with Mellon Investor Services LLC (as successor Rights Agent of Fleet National
Bank) as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of June 30, 2003, upon the terms and subject to the conditions set forth in this document and the letters of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to Class A Shares and Class B Shares and shall include the associated preferred stock purchase rights; and, unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares will constitute a tender of the associated preferred stock purchase rights. On the terms and subject to the conditions of the tender offer, we will determine (a) the single per share price, not greater than $13.50 nor less than $12.50 per share, net to you in cash, without interest, that we will pay for Class A Shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of Class A Shares so tendered and the prices specified by the tendering stockholders and (b) the single per share price, not greater than $13.50 nor less than $12.50 per share, net to you in cash, without interest, that we will pay for Class B Shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of Class B Shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price for each class that will allow us to purchase 11,298,630 Class A Shares and 5,505,305 Class B Shares, or, in each case, such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $13.50 nor less than $12.50 per share in each case. Gartner will purchase at the applicable purchase price all shares properly tendered at prices at or below the applicable purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot, conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 11,298,630 Class A Shares and/or 5,505,305 Class B Shares in the tender offer, subject to the terms and conditions of the Silver Lake Stock Purchase Agreement (as hereinafter defined) and applicable law. Gartner will not purchase shares tendered at prices greater than the respective purchase price for the Class A Shares and Class B Shares and shares that we do not accept for purchase because of proration provisions or conditional tenders. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

                             ---------------------

THE TENDER OFFER IS CONDITIONED ON AT LEAST 1,680,394 SHARES BEING TENDERED. THE TENDER OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

                             ---------------------

                                   IMPORTANT

     If you wish to tender all or any part of your shares, you should either (1)
(a) complete and sign the proper letter of transmittal (blue for Class A Shares and green for Class B Shares) according to the instructions in the applicable letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to Mellon Investor Services LLC, the depositary for the tender offer, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

     If you are a participant in our Savings and Investment Plan, Fidelity Management Trust Company ("Fidelity") will provide you with instructions on how to direct Fidelity to tender shares in the tender offer.

                             ---------------------

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. ALL OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES, INCLUDING VA PARTNERS, L.L.C. AND CERTAIN OF ITS AFFILIATES WHICH COLLECTIVELY OWN APPROXIMATELY 8.2% OF OUR CLASS A SHARES AND 18.2% OF OUR CLASS B SHARES AND ARE AFFILIATED WITH JEFFREY W. UBBEN, ONE OF THE NOMINEES STANDING FOR ELECTION AS A DIRECTOR AT OUR ANNUAL MEETING OF STOCKHOLDERS SCHEDULED FOR JUNE 30, 2004, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. HOWEVER, SILVER LAKE (AS DEFINED BELOW) HAS AGREED TO SELL CLASS A SHARES TO US FOLLOWING THE SUCCESSFUL COMPLETION OF THE TENDER OFFER, AS DESCRIBED IN THE FOLLOWING PARAGRAPH.

     On June 17, 2004, we entered into an agreement (the "Silver Lake Stock Purchase Agreement") with Silver Lake Partners, L.P. and certain of its affiliates ("Silver Lake"), which collectively own approximately 44.9% of our Class A Shares and are affiliated with Directors Glenn H. Hutchins and David J. Roux, under which we agreed to purchase from Silver Lake 9,196,065 Class A Shares, subject to adjustment as follows (provided that in no event will more than 12,000,000 Class A Shares be purchased from Silver Lake): (a) if the number of Class A Shares sought in the tender offer is increased or decreased, then the number of Class A

Shares purchased from Silver Lake will be proportionally increased or decreased, respectively, and (b) if the tender offer for the Class A Shares is not fully subscribed, then the number of Class A Shares purchased from Silver Lake will be increased by that number of Class A Shares equal to the difference between the number of Class A Shares sought in the tender offer as of the expiration date and the actual number of Class A Shares tendered and accepted for payment in the tender offer. This purchase will be at the same price per Class A Share as is determined and paid in the tender offer, and will occur on the eleventh business day following the date that funds are made available by Gartner to the depositary for the settlement of Class A Shares tendered and accepted in the tender offer. Silver Lake has also agreed not to tender any of its shares in the tender offer. Upon the closing of this purchase, Silver Lake's percentage ownership interest in our outstanding Class A Shares will be approximately equal to or below its current level. In addition, because Silver Lake will not be participating in the tender offer, Silver Lake will not be making a bid in the tender offer that could influence the determination of the purchase price for the Class A Shares. Silver Lake is prohibited under the Silver Lake Stock Purchase Agreement from selling Class A Shares or purchasing Class A Shares or Class B Shares during the tender offer and until eleven business days following the tender offer, unless the tender offer is terminated other than pursuant to the consummation thereof.

                             ---------------------

     Our Class A Shares and Class B Shares are listed and trade on the New York Stock Exchange under the symbols IT and ITB, respectively. On June 17, 2004, the last day before we publicly announced the tender offer, the reported closing price on the NYSE was $12.19 per share for the Class A Shares and $11.95 per share for the Class B Shares. We urge stockholders to obtain current market quotations for the shares. See Section 8.

                             ---------------------

     You may direct questions and requests for assistance to Georgeson Shareholder Communications, Inc., the information agent for the tender offer, or to Goldman, Sachs & Co., the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. You may direct requests for additional copies of this document, the letters of transmittal or the notices of guaranteed delivery to the information agent.

                             ---------------------

                  The dealer manager for the tender offer is:

                              GOLDMAN, SACHS & CO.
                                 JUNE 22, 2004

                             ---------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, YOU MUST NOT RELY UPON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

                             ---------------------

     WE ARE NOT MAKING THE TENDER OFFER TO (NOR WILL WE ACCEPT ANY TENDER OF SHARES FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF ANY TENDER OF SHARES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE SUCH ACTION AS WE MAY DEEM NECESSARY FOR US TO MAKE THE TENDER OFFER IN ANY SUCH JURISDICTION AND EXTEND THE TENDER OFFER TO HOLDERS IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY TERM SHEET...............................................    1
FORWARD-LOOKING STATEMENTS.......................................    7
INTRODUCTION.....................................................    9
THE TENDER OFFER.................................................   11
 1.  Number of Shares; Proration.................................   11
 2.  Purpose of the Tender Offer.................................   14
 3.  Procedures for Tendering Shares.............................   17
 4.  Withdrawal Rights...........................................   22
 5.  Purchase of Shares and Payment of Purchase Price............   22
 6.  Conditional Tender of Shares................................   24
 7.  Conditions of the Tender Offer..............................   24
 8.  Price Range of Shares; Dividends; Rights Agreement..........   27
 9.  Source and Amount of Funds..................................   31
10.  Certain Information Concerning Gartner......................   31
11.  Interests of Directors and Executive Officers; Transactions
     and Arrangements Concerning Shares..........................   34
12.  Effects of the Tender Offer on the Market for Shares;
     Registration under the Exchange Act.........................   46
13.  Legal Matters; Regulatory Approvals.........................   47
14.  U.S. Federal Income Tax Consequences........................   47
15.  Extension of the Tender Offer; Termination; Amendment.......   49
16.  Fees and Expenses...........................................   50
17.  Miscellaneous...............................................   51

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the letters of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY
SHARES? Gartner is offering to purchase your Class A Shares and Class B Shares and the associated preferred stock purchase rights.

WHAT WILL THE PURCHASE PRICE
FOR THE SHARES BE?               We will determine the purchase price that we
                                 will pay per Class A Share and the purchase price that we will pay per Class B Share as promptly as practicable after the tender offer expires. The Class A Share purchase price will be the lowest price at which, based on the number of Class A Shares tendered and the prices specified by the tendering stockholders, we can purchase 11,298,630 Class A Shares, and the Class B Share purchase price will be the lowest price at which, based on the number of Class B Shares tendered and the prices specified by the tendering stockholders, we can purchase 5,505,305 Class B Shares (or, in each case, such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date). For each class, the purchase price will not be greater than $13.50 nor less than $12.50 per share. In each class, we will pay the same purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares in that class are tendered at a price below the purchase price for that class.
                                 See Section 1.

HOW MANY SHARES WILL GARTNER
PURCHASE?                        We will purchase 11,298,630 Class A Shares and
                                 5,505,305 Class B Shares properly tendered in the tender offer, or such fewer number of shares as are properly tendered, and not properly withdrawn prior to the expiration date. We have also agreed to purchase 9,196,065
                                 Class A Shares from Silver Lake (which number is subject to adjustment based on any increase or decrease in the size and any undersubscription of the tender offer for Class
                                 A Shares as described in more detail in Section
                                 11) at the same price per Class A Share as is paid in the tender offer, pursuant to the Silver Lake Stock Purchase Agreement. The
                                 11,298,630 Class A Shares subject to the tender offer represent approximately 10.8% of our outstanding Class A Shares as of June 15, 2004, and together with the Class A Shares to be purchased from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement (assuming we purchase 9,196,065 Class A Shares from
                                 Silver Lake under that agreement), represent approximately 19.6% of our outstanding Class A
                                 Shares as of June 15, 2004. The 5,505,305 Class
                                 B Shares subject to the tender offer represent approximately 19.6% of our outstanding Class B
                                 Shares as of June 15, 2004. Each share is coupled with an associated preferred stock purchase right that we will acquire with the shares we purchase. No additional consideration will be paid for the associated preferred stock purchase rights. Gartner expressly reserves the right to purchase an additional number of shares up to 2% of the outstanding shares of each class, and could decide to purchase more shares, subject to the terms and conditions of the Silver Lake Stock Purchase
                                 Agreement and applicable legal requirements.
                                 See Section 1 and Section 11. The tender offer is conditioned on at least 1,680,394 shares being tendered. See Section 7.

WHAT WILL HAPPEN IF MORE THAN
11,298,630 CLASS A SHARES
AND/OR 5,505,305 CLASS B SHARES
ARE TENDERED AT OR BELOW THE
PURCHASE PRICE?                  If more than 11,298,630 Class A Shares and/or
                                 5,505,305 Class B Shares are tendered at or below the respective purchase price, we will purchase all shares tendered at or below the applicable purchase price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 of either class of shares), which, subject to certain limitations, we will purchase on a priority basis as described in the immediately following paragraph and except for shares that were tendered subject to the condition that Gartner must purchase a specified minimum number of the stockholder's shares if Gartner purchases any shares tendered and for which this condition is not satisfied.

IF I OWN FEWER THAN 100 CLASS
A SHARES OR CLASS B SHARES AND
I TENDER ALL OF SUCH SHARES,
WILL I BE SUBJECT TO PRORATION?  If you own beneficially or of record fewer than
                                 100 Class A Shares or Class B Shares in the aggregate, you properly tender all of these shares at or below the applicable purchase price before the tender offer expires, you complete the section entitled "Odd Lots" in the applicable letter of transmittal, and our repurchase of "odd lots" would not result in either class of shares being held of record by less than 300 persons, then we will purchase all of your shares of the applicable class prior to purchasing other shares tendered into the tender offer not meeting these conditions, and these shares will not be subject to proration. See Section 1.

HOW WILL GARTNER PAY FOR THE
SHARES? We intend to use our available cash and proceeds from borrowings under a senior credit facility comprised of a term loan facility and a revolving credit facility that we are currently negotiating to purchase shares tendered in the tender offer, purchase shares from Silver Lake following the completion of the tender offer and pay related fees and expenses. The tender offer is subject to the receipt of financing by us. See Section 7 and
                                 Section 9.

HOW LONG DO I HAVE TO TENDER
MY SHARES?                       You may tender your shares until the tender
                                 offer expires. The tender offer will expire on Friday, July 30, 2004, at 5:00 p.m., New York
                                 City time, unless we extend it. See Section 1.
                                 We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See Section 15.
                                 If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

CAN THE TENDER OFFER BE
EXTENDED, AMENDED OR TERMINATED,
AND UNDER WHAT CIRCUMSTANCES     Subject to the terms and conditions of the
                                 Silver Lake Stock Purchase Agreement, we can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can termi-nate the tender offer under certain circumstances. See Section 7, Section 10,
                                 Section 11 and Section 15.

HOW WILL I BE NOTIFIED IF
GARTNER EXTENDS THE TENDER
OFFER OR AMENDS THE TERMS OF
THE TENDER OFFER?                We will issue a press release by 9:00 a.m., New
                                 York City time, on the business day after the scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See
                                 Section 15.

WHAT IS THE PURPOSE OF THE
TENDER OFFER?                    Our management and Board of Directors have
                                 thoroughly evaluated Gartner's operations, financial condition, capital needs, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile and assets, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. We currently have no debt and anticipate that we will have adequate cash generating capacity and no immediate need for the cash being used in the tender offer, and expect that our current cash balances, anticipated cash flows from operations and borrowing capacity exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. The tender offer represents the opportunity for us to return cash to stockholders who elect to tender their shares at a premium over the recent trading prices for the shares without the usual transaction costs associated with open market sales, while at the same time increasing non-tendering stockholders' proportionate interest in us and thus in our future earnings and assets at no additional cost to them. We believe the tender offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. See Section 2 and
                                 Section 10.

ARE THERE ANY CONDITIONS TO
THE TENDER OFFER?                Yes. The tender offer is subject to conditions,
                                 such as at least 1,680,394 shares being
                                 tendered, the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. The tender offer is also subject to the receipt of financing by us. See Section 7 and Section 9.

FOLLOWING THE TENDER OFFER,
WILL GARTNER CONTINUE AS A
PUBLIC COMPANY?                  Yes. The completion of the tender offer in
                                 accordance with its terms and conditions will not cause either the Class A Shares or the Class B Shares to be delisted from the New York
                                 Stock Exchange or Gartner to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended
                                 (the "Exchange Act"). See Section 12.

HOW DO I TENDER MY SHARES?       The tender offer will expire at 5:00 p.m., New
                                 York City time, on Friday, July 30, 2004, unless we extend the tender offer. To tender your shares prior to the expiration of the tender offer:

                                 - you must deliver your share certificate(s)
                                   and a properly completed and duly executed letter of transmittal applicable to your class of shares to the depositary at the address appearing on the back cover page of this document; or

                                 - the depositary must receive a confirmation of
                                   receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal applicable to your class of shares; or

                                 - you must request a broker, dealer, commercial
                                   bank, trust company or other nominee to
                                   effect the transaction for you; or

                                 - you must comply with the guaranteed delivery
                                   procedure.

                                 You should contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the letters of transmittal. Please note that we will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

CAN I PARTICIPATE IN THE
TENDER OFFER IF I HOLD SHARES
THROUGH THE GARTNER SAVINGS AND
INVESTMENT PLAN?                 If you are a participant in our Savings and
                                 Investment Plan, Fidelity will provide you with instructions on how to direct Fidelity to tender shares in the tender offer. See Section
                                 3.

ONCE I HAVE TENDERED SHARES
IN THE TENDER OFFER, CAN I
WITHDRAW MY TENDER?              You may withdraw any shares you have tendered
                                 at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York
                                 City time, on Friday, July 30, 2004, unless we extend the tender offer. You may withdraw any shares held in the Savings and Investment Plan you have tendered according to instructions
                                 Fidelity will provide you. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on Tuesday, August 17, 2004. See Section
                                 4.

HOW DO I WITHDRAW SHARES I
PREVIOUSLY TENDERED?             You must deliver, on a timely basis, a written
                                 or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number and class of shares to be withdrawn and the name of the registered holder of these shares.
                                 Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.
                                 Participants in the Savings and Investment Plan who wish to withdraw their shares must follow the instructions to be provided to them by Fidelity. See Section 4.

HOW DO HOLDERS OF VESTED STOCK
OPTIONS FOR SHARES OR
RESTRICTED STOCK PARTICIPATE
IN THE TENDER OFFER?             You may not tender your vested but unexercised
                                 options. However, you may exercise such options by paying the applicable exercise price in accordance with the terms of the applicable stock option plans and agreement and tender the shares received upon such exercise in accordance with this tender offer. If you hold restricted stock (i.e., shares that are subject to repurchase by or forfeiture to Gartner upon the termination of your relationship with Gartner), you may tender in the tender offer only that number of shares that are not subject to Gartner's repurchase right or forfeiture as of the termination of the tender offer.

HAS GARTNER OR ITS BOARD OF
DIRECTORS ADOPTED A POSITION ON
THE TENDER OFFER?                Our Board of Directors has approved the tender
                                 offer. However, neither we nor our Board of Directors nor the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you should tender your shares. In so doing, you should read carefully the information in this offer to purchase and in the letters of transmittal, including our reasons for making the tender offer.

WILL GARTNER'S DIRECTORS,
EXECUTIVE OFFICERS OR AFFILIATES
TENDER SHARES IN THE TENDER
OFFER? All of our directors, executive officers and affiliates, including VA Partners, L.L.C. and certain of its affiliates, which collectively own approximately 8.2% of our Class A Shares and 18.2% of our Class B Shares and are affiliated with Jeffrey W. Ubben, one of the nominees standing for election as a director at our annual meeting of stockholders scheduled for June 30, 2004, have advised us that they do not intend to tender any shares in the tender offer. However, Silver Lake has agreed to sell Class A Shares to us following the successful completion of the tender offer, as described in the following paragraph.

                                 On June 17, 2004, we entered into the Silver
                                 Lake Stock Purchase Agreement with Silver Lake, which owns approximately 44.9% of our Class A Shares and is affiliated with Directors Glenn
                                 H. Hutchins and David J. Roux, under which we agreed to purchase from Silver Lake 9,196,065 Class A Shares, subject to adjustment as follows (provided that in no event will more than 12,000,000 Class A Shares be purchased from Silver Lake): (a) if the number of Class A Shares sought in the tender offer is increased or decreased, then the number of Class A Shares purchased from Silver Lake will be proportionally increased or decreased, respectively, and (b) if the tender offer for the Class A Shares is not fully subscribed, then the number of Class A Shares purchased from Silver Lake will be increased by that number of Class A Shares equal to the difference between the number of Class A Shares sought in the tender offer as of the expiration date and the actual number of Class A Shares tendered and accepted for payment in the tender offer.

                                 This purchase will be at the same price per Class A Share as is paid in the tender offer, and will occur on the eleventh business day following the date that the funds are made available by Gartner to the depositary for the settlement of Class A Shares tendered and accepted in the tender offer. Silver Lake has also agreed not to tender any of its shares in the tender offer. Upon the closing of this purchase, Silver Lake's percentage ownership interest in our outstanding Class A Shares will be approximately equal to or below its current level. In addition, because Silver Lake will not be participating in the tender offer, Silver Lake will not be making a bid in the tender offer that could influence the determination of the purchase price for the Class A Shares. Silver Lake is prohibited under the Silver Lake Stock Purchase Agreement from selling Class A Shares or purchasing Class A Shares or Class B Shares during the tender offer and until eleven business days following the tender offer, unless the tender offer is terminated other than pursuant to the consummation thereof. Pursuant to the terms of the Silver Lake Stock Purchase Agreement, Silver Lake's consent is required for certain amendments to the terms of the tender offer. See Section 11.

IF I DECIDE NOT TO TENDER, HOW
WILL THE TENDER OFFER AFFECT
MY SHARES?                       Stockholders who choose not to tender will own
                                 a greater percentage interest in us following the consummation of the tender offer. However, our book value per share is expected to decrease as a result of the tender offer, the purchase of shares from Silver Lake and the borrowings intended to be undertaken in connection with them. See Section 10.

WHAT IS THE RECENT MARKET
PRICE FOR THE SHARES?            On June 17, 2004, the last day before we
                                 publicly announced the tender offer, the reported closing price on the NYSE was $12.19 per share for the Class A Shares and $11.95 per share for the Class B Shares. We urge you to obtain current market quotations for the applicable class of shares. See Section 8.

WHEN WILL GARTNER PAY FOR THE
SHARES I TENDER?                 We will pay the applicable purchase price, net
                                 to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment. See
                                 Section 5.

WILL I HAVE TO PAY BROKERAGE
COMMISSIONS IF I TENDER MY
SHARES? If you are a registered stockholder or hold your shares through the Savings and Investment Plan and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 3.

WHAT ARE THE U.S. FEDERAL
INCOME TAX CONSEQUENCES IF I
TENDER MY SHARES?                Generally, you will be subject to U.S. federal
                                 income taxation when you receive cash from us in exchange for the shares you tender. In general, the receipt of cash for your tendered shares should be treated as a sale or exchange of your stock giving rise to capital gain or loss. See Section 14.

WILL I HAVE TO PAY ANY STOCK
TRANSFER TAX IF I TENDER MY
SHARES? If you instruct the depositary in the applicable letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

TO WHOM SHOULD I TALK IF I
HAVE QUESTIONS?                  The information agent and the dealer manager
                                 can help answer your questions. The information agent is Georgeson Shareholder Communications,
                                 Inc., and the dealer manager is Goldman, Sachs
                                 & Co. Their contact information is set forth on the back cover page of this document.
                                 Participants in the Savings and Investment Plan who have questions relating to the plan should contact Fidelity.

                           FORWARD-LOOKING STATEMENTS

     This offer to purchase (including any documents incorporated by reference) contains or incorporates by reference not only historical information, but also forward-looking statements. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or web casts open to the public, in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward-looking and reflect expectations and assumptions. We try to identify forward-looking statements in this offer to purchase and elsewhere by using words such as "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend," and similar expressions. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity requirements, our business strategies and goals, and the effect of laws, rules and regulations and outstanding litigation on our business.

     Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Gartner. The following are some of the factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements:

     - Any material decline in renewal rates of our subscription-based research products and services.

     - Any material decline in our ability to replace consulting arrangements, which are typically project-based and non-recurring.

     - Our ability to select and hire a successor to Michael D. Fleisher, our current Chairman and Chief Executive Officer, who on April 29, 2004 announced his intention to leave Gartner. While Mr. Fleisher has agreed to stay on until October 31, 2004 if requested by the Board of Directors, the Board has engaged the services of a search firm and has been actively interviewing candidates for the position with the objective of naming a new Chief Executive Officer prior to October 31, 2004.

     - Whether our recent reorganization and restructuring of our business, in which, among other things, we filled a number of key management positions by the promotion of current employees and the hiring of new employees and restructured our workforce in order to streamline operations, will lead to the results we expect.

     - Our ability to service the approximately $225.0 million of debt we expect to incur in connection with this tender offer, any debt we draw down under our existing $200.0 million senior revolving credit facility (which expires in July 2004) and any other debt we incur, and the restrictions the agreements related to such debt impose upon us.

     - A general economic downturn or recession anywhere in the world.

     - Acts of terrorism, acts of war and other unforeseen events.

     - Increased competition.

     - Our ability to retain our key personnel or hire and train additional qualified personnel as required to support the evolving needs of clients or growth in our business.

     - Our ability to continue to provide credible and reliable information that is useful to our clients and to improve our electronic delivery capabilities.

     - Our ability to enhance and improve our products and services and to achieve successful client acceptance of new products and services.

     - Risks inherent in international business activities, including general political and economic conditions in each country, changes in market demand as a result of exchange rate fluctuations and tariffs and other trade barriers, challenges in staffing and managing foreign operations, changes in regulatory requirements, compliance with numerous foreign laws and regulations, different or overlapping tax structures, higher levels of United States taxation on foreign income, and the difficulty of enforcing client agreements, collecting accounts receivable and protecting intellectual property rights in international jurisdictions.

     - Our ability to effectively promote and maintain the Gartner brand.

     - Risks involved in our past and potential future acquisitions of and investments in other businesses, including the possibility of paying more than the value we derive from the acquisition, dilution of the interests of our current stockholders or decreased working capital, increased indebtedness, the assumption of undisclosed liabilities and unknown and unforeseen risks, the ability to integrate successfully the operations and personnel of the acquired business, the ability to retain key personnel of the acquired company, the time to train the sales force to market and sell the products of the acquired company and the potential disruption of our ongoing business and the distraction of management from our business.

     - Our ability to protect our intellectual property against unauthorized third-party copying or use.

     - The assertion by a third party of a claim of infringement against us.

     - The influence over matters requiring stockholder approval that Silver Lake, which owns approximately 44.9% of our outstanding Class A Shares and approximately 35.4% of our total outstanding shares of Common Stock as of June 15, 2004, may exercise, including the election of directors and the approval of mergers, consolidations and sales of our assets. Upon the closing of the tender offer and the purchase of Class A Shares from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement, Silver Lake's percentage ownership interest in our outstanding Class A Shares will be approximately equal to or below its current level.

     - Provisions of our certificate of incorporation and bylaws, Delaware law and our Amended and Restated Stockholder Rights Plan, as amended, that could delay or prevent a change of control or change in management that might provide stockholders with a premium to the market price of their shares.

     We wish to caution you not to place undue reliance on any forward-looking statement which speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, as well as others that we may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Gartner and our businesses, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K that we file with or furnish to the Securities and Exchange Commission.

                                  INTRODUCTION

To the Holders of our Class A and Class B Common Stock:

     We invite our stockholders to tender shares of our Common Stock, Class A, $0.0005 par value per share (the "Class A Shares"), and shares of our Common Stock, Class B, $0.0005 par value per share (the "Class B Shares," and together with the Class A Shares, the "shares"), together, in each case, with the associated preferred stock purchase rights, for purchase by us. Upon the terms and subject to the conditions set forth in this offer to purchase and in the letters of transmittal, we are offering to purchase up to 11,298,630 Class A Shares and up to 5,505,305 Class B Shares in each case at a price not greater than $13.50 nor less than $12.50 per share, net to the seller in cash, without interest. We will not pay any additional consideration for the preferred stock purchase rights.

     The tender offer will expire at 5:00 p.m., New York City time, on Friday, July 30, 2004, unless extended (such date and time, as the same may be extended, the "expiration date"). We may, in our sole discretion, subject to the terms and conditions of the Silver Lake Stock Purchase Agreement, extend the period of time in which the tender offer will remain open for either or both classes of our shares.

     We will select the lowest purchase price per Class A Share that will allow us to purchase 11,298,630 Class A Shares and the lowest purchase price per Class B Share that will allow us to purchase 5,505,305 Class B Shares, or, in each case, such fewer number of shares as are properly tendered and not properly withdrawn. We will acquire all Class A Shares that we purchase in the tender offer at the same purchase price regardless of whether any stockholder tendered at a lower price, and we will acquire all Class B Shares that we purchase in the tender offer at the same purchase price regardless of whether any stockholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return tendered shares that we do not purchase to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

     We reserve the right to purchase more than 11,298,630 Class A Shares and/or 5,505,305 Class B Shares in the tender offer, subject to the terms and conditions of the Silver Lake Stock Purchase Agreement and certain limitations and legal requirements. See Section 1 and Section 11.

     STOCKHOLDERS MUST COMPLETE THE SECTION OF THE APPLICABLE LETTER OF TRANSMITTAL (BLUE FOR CLASS A SHARES AND GREEN FOR CLASS B SHARES) RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO PROPERLY TENDER SHARES.

     We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the letters of transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

     THE TENDER OFFER IS CONDITIONED ON AT LEAST 1,680,394 SHARES BEING TENDERED. THE TENDER OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE RECEIPT OF FINANCING BY US. SEE SECTION 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER YOUR SHARES. IN SO

DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. ALL OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES, INCLUDING VA PARTNERS, L.L.C. AND CERTAIN OF ITS AFFILIATES WHICH COLLECTIVELY OWN APPROXIMATELY 8.2% OF OUR CLASS A SHARES AND 18.2% OF OUR CLASS B SHARES AND ARE AFFILIATED WITH JEFFREY W. UBBEN, ONE OF THE NOMINEES STANDING FOR ELECTION AS A DIRECTOR AT OUR ANNUAL MEETING OF STOCKHOLDERS SCHEDULED FOR JUNE 30, 2004, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. HOWEVER, SILVER LAKE HAS AGREED TO SELL CLASS A SHARES TO US FOLLOWING THE SUCCESSFUL COMPLETION OF THE TENDER OFFER, AS DESCRIBED IN THE FOLLOWING PARAGRAPH.

     On June 17, 2004, we entered into the Silver Lake Stock Purchase Agreement with Silver Lake, which owns approximately 44.9% of our Class A Shares and is affiliated with Directors Glenn H. Hutchins and David J. Roux, under which we agreed to purchase from Silver Lake 9,196,065 Class A Shares, subject to adjustment as follows (provided that in no event will more than 12,000,000 Class A Shares be purchased from Silver Lake): (a) if the number of Class A Shares sought in the tender offer is increased or decreased, then the number of Class A Shares purchased from Silver Lake will be proportionally increased or decreased, respectively, and (b) if the tender offer for the Class A Shares is not fully subscribed, then the number of Class A Shares purchased from Silver Lake will be increased by that number of Class A Shares equal to the difference between the number of Class A Shares sought in the tender offer as of the expiration date and the actual number of Class A Shares tendered and accepted for payment in the tender offer.

     This purchase will be at the same price per Class A Share as is determined and paid in the tender offer, and will occur on the eleventh business day following the date that the funds are made available by Gartner to the depositary for the settlement of Class A Shares tendered and accepted in the tender offer. Silver Lake has also agreed not to tender any of its shares in the tender offer. Silver Lake is prohibited under the Silver Lake Stock Purchase Agreement from selling Class A Shares, or purchasing Class A Shares or Class B Shares during the tender offer and until eleven business days following the tender offer, unless the tender offer is terminated other than pursuant to the consummation thereof. Upon the closing of this purchase, Silver Lake's percentage ownership interest in our outstanding Class A Shares will be approximately equal to or below its current level. In addition, because Silver Lake will not be participating in the tender offer, Silver Lake will not be making a bid in the tender offer that could influence the determination of the purchase price for the Class A Shares.

     If, at the expiration date, more than 11,298,630 Class A Shares and/or 5,505,305 Class B Shares (or, in each case, such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

     - first, from all holders of "odd lots" (holders of less than 100 Class A Shares or Class B Shares) who properly tender all their shares at or below the applicable purchase price selected by us with respect to such shares and do not properly withdraw them before the expiration date; provided, however, that if our repurchase of "odd lots" would result in either class of shares being held of record by less than 300 persons, then we will not give priority to repurchases to holders of "odd lots" of such class and such holders will treated for purposes of the tender offer as if they were not holders of "odd lots";

     - second, on a pro rata basis from all other holders of Class A Shares and/or Class B Shares, as the case may be, who properly tender shares at or below the applicable purchase price selected by us, other than stockholders who tender subject to the condition that Gartner must purchase a specified minimum number of the stockholder's shares if Gartner purchases any shares tendered and for which this condition is not satisfied; and

     - third, only if necessary to permit us to purchase 11,298,630 Class A Shares and 5,505,305 Class B Shares (or, in each case, such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the applicable purchase price subject to the condition that a specified minimum number of the holder's shares of the applicable class be purchased if any of the holder's shares of such class are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares of the applicable class.

     We may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1,
Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

     Section 14 of this offer to purchase describes various United States federal income tax consequences of a sale of shares under the tender offer.

     Participants in our Savings and Investment Plan themselves may not tender shares held by the plan, but each participant who has invested in shares through the plan may direct Fidelity (according to instructions to be provided to participants by Fidelity) to tender some or all of such participant's proportional interest in the shares held by the plan. If Fidelity receives no direction from a participant, then Fidelity will not tender shares on such participant's behalf. If Fidelity has not received a participant's instructions at least three days prior to the expiration date of the tender offer, Fidelity may not tender any shares held on behalf of that participant.

     Holders of vested but unexercised options to purchase shares may not tender their options. However, they may exercise such options by paying the applicable exercise price in accordance with the terms of the applicable stock plan and related option agreement and tender some or all of the shares issued upon such exercise. Holders of restricted stock (i.e., shares that are subject to repurchase by or forfeiture to Gartner upon the termination of the holder's relationship with Gartner) may tender in the tender offer only that number of shares that are not subject to Gartner's repurchase right or forfeiture as of the termination of the tender offer.

     As of June 15, 2004, we had issued and outstanding 104,677,020 Class A Shares and 28,118,443 Class B Shares. The 11,298,630 Class A Shares subject to the tender offer represent approximately 10.8% of our outstanding Class A Shares as of June 15, 2004, and together with the Class A Shares to be purchased from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement (assuming 9,196,065 shares will be purchased from Silver Lake under that agreement), represent approximately 19.6% of our outstanding Class A Shares as of June 15, 2004. The 5,505,305 Class B Shares subject to the tender offer represent approximately 19.6% of our outstanding Class B Shares as of June 15, 2004. Our Class A Shares and Class B Shares trade on the NYSE under the symbols IT and ITB, respectively. See Section 8. We urge stockholders to obtain current market quotations for the shares.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRORATION.

     General. Upon the terms and subject to the conditions of the tender offer, Gartner will purchase 11,298,630 Class A Shares and 5,505,305 Class B Shares, or, in each case, such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, in each case at a price (determined separately for each class in the manner set forth below) not greater than $13.50 nor less than $12.50 per share, net to the seller in cash, without interest.

     The term "expiration date" means 5:00 p.m., New York City time, on Friday, July 30, 2004, unless and until Gartner, in its sole discretion, subject to the terms and conditions of the Silver Lake Stock Purchase Agreement, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by Gartner, shall expire. See Section 15 for a description of Gartner's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Gartner may, and Gartner expressly reserves the right to, purchase under the tender offer an additional number of shares up to 2% of the outstanding shares of each class without amending or extending the tender offer. See Section 15. In the event of an over-subscription of the tender offer for the Class A Shares or Class B Shares as described below, shares tendered at or below the purchase price for the applicable class will be subject to proration, except for odd lots where our repurchase of odd lots would not result in either class of shares being held of record by less than 300 persons. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

     If we

     - increase the price to be paid for the Class A Shares or Class B Shares above $13.50 per share or decrease the price to be paid for the Class A Shares or Class B Shares below $12.50 per share,

     - increase the number of shares of either class being sought in the tender offer and this increase in the number of shares sought exceeds 2% of the outstanding shares of that class, or

     - decrease the number of shares of either class being sought, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in
Section 15, of any such increase or decrease, we will extend the tender offer for that class of shares until the expiration of ten business days from the date that we first publish notice of any such increase or decrease. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Our purchase of Class A Shares from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement will occur on the eleventh business day following the date that funds are made available by Gartner to the depositary for the settlement of Class A Shares tendered and accepted in the tender offer.

     PURSUANT TO THE TERMS OF THE SILVER LAKE STOCK PURCHASE AGREEMENT, SILVER LAKE'S CONSENT IS REQUIRED FOR CERTAIN AMENDMENTS TO THE TERMS OF THE TENDER OFFER. SEE SECTION 11. THE TENDER OFFER IS CONDITIONED ON AT LEAST 1,680,394 SHARES BEING TENDERED. THE TENDER OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE RECEIPT OF FINANCING BY US. SEE SECTION 7.

     In accordance with Instruction 5 of the letters of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $13.50 nor less than $12.50 per share, at which they are willing to sell their shares to Gartner under the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price that Gartner ultimately pays for shares of the applicable class properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $12.50 or as high as $13.50. If tendering stockholders wish to maximize the chance that Gartner will purchase their shares, they should check the box in the section of the applicable letter of transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $12.50 per share.

     CLASS A SHARES AND CLASS B SHARES HAVE SEPARATE LETTERS OF TRANSMITTAL PRINTED ON DIFFERENT COLORS OF PAPER (BLUE FOR CLASS A SHARES AND GREEN FOR CLASS B SHARES). TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST SPECIFY ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION IN EACH LETTER OF TRANSMITTAL. IF YOU SPECIFY MORE THAN ONE PRICE OR IF YOU FAIL TO CHECK ANY PRICE AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES. SEE SECTION 3.

     As promptly as practicable following the expiration date, Gartner will, in its sole discretion, determine the purchase price within the applicable price range that it will pay for Class A Shares and the purchase price within the applicable price range that it will pay for Class B Shares properly tendered and not properly withdrawn, taking into account in each case the number of shares tendered and the prices specified by tendering stockholders. The Class A Share purchase price will be the lowest price at which, based on the number of Class A Shares tendered and the prices specified by the tendering stockholders, Gartner can purchase 11,298,630 Class A Shares, and the Class B Share purchase price will be the lowest price at which, based on the number of Class B Shares tendered and the prices specified by the tendering stockholders, Gartner can purchase 5,505,305 Class B Shares (or, in each case, such fewer number of shares as are properly tendered within the applicable price range and not properly withdrawn prior to the expiration date). In each case, the purchase price will be the net amount payable to the seller in cash, without interest. Gartner will purchase all Class A Shares and Class B Shares properly tendered at or below the applicable purchase price (and not properly withdrawn), all at the applicable purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions.

     Gartner will not purchase shares tendered at prices greater than the applicable purchase price for such shares and shares that it does not accept in the tender offer because of proration provisions or conditional tenders. Gartner will return to the tendering stockholders shares that it does not purchase in the tender offer at Gartner's expense as promptly as practicable after the expiration date. By following the instructions to the letters of transmittal, stockholders can specify one minimum price for a specified portion of their Class A Shares and/or Class B Shares and a different minimum price for other specified Class A Shares and/or Class B Shares, but stockholders must submit a separate letter of transmittal for each class of shares tendered at each price. Stockholders also can specify the order in which Gartner will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, Gartner purchases some but not all of the tendered shares pursuant to the tender offer.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 11,298,630 Class A Shares and/or 5,505,305 Class B Shares, or, in each case, such greater number of shares as Gartner may elect to purchase, subject to applicable law, Gartner will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

     Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 11,298,630 Class A Shares and/or 5,505,305 Class B Shares, or such greater number of shares as Gartner may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the applicable purchase price and not properly withdrawn prior to the expiration date, Gartner will purchase properly tendered shares on the basis set forth below:

     - First, we will purchase all shares tendered by all holders of "odd lots" who:

      - tender all shares of the applicable class owned beneficially or of record at a price at or below the applicable purchase price selected by us with respect to such class of shares (partial tenders will not qualify for this preference); and

      - complete the section entitled "Odd Lots" in the applicable letter of transmittal and, if applicable, in the applicable notice of guaranteed delivery;

      provided, however, that if our repurchase of "odd lots" would result in either class of shares being held of record by less than 300 persons, then we will not give priority to repurchases to holders of "odd lots" of such class and such holders will treated for purposes of the tender offer as if they were not holders of "odd lots".

     - Second, subject to the conditional tender provisions described in Section [6], we will purchase all other shares tendered at prices at or below the applicable purchase price selected by us with respect to such shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

     - Third, only if necessary to permit us to purchase 11,298,630 Class A Shares or 5,505,305 Class B Shares, as applicable, (or, in each case, such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares of the applicable class.

     Gartner may not purchase all of the shares that a stockholder tenders in the tender offer even if they are tendered at prices at or below the applicable purchase price with respect to such shares. It is also possible that Gartner will not purchase any of the shares conditionally tendered even though those shares were tendered at prices at or below the applicable purchase price with respect to such shares.

     Odd Lots. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the applicable purchase price with respect to such shares and not properly withdrawn by any person, referred to as an "odd lot" holder, who owns beneficially or of record an aggregate of fewer than 100 Class A Shares or 100 Class B Shares and so certifies in the appropriate place on the applicable letter of transmittal and, if applicable, on the applicable notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares of the applicable class owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, Gartner will accept odd lots for payment before proration, if any, of the purchase of other tendered shares of that class, provided, however, that if our repurchase of odd lots would result in either class of shares being held of record by less than 300 persons, then we will not give priority to repurchases to holders of odd lots of such class and such holders will treated for purposes of the tender offer as if they were not holders of odd lots. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares of a class, even if these holders have separate accounts or share certificates representing fewer than 100 shares or such class. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares on the NYSE. Any odd lot holder wishing to tender all of its shares of the applicable class pursuant to the tender offer should complete the section entitled "Odd Lots" in the applicable letter of transmittal and, if applicable, in the notice of applicable guaranteed delivery.

     Proration. If proration of tendered shares is required, Gartner will determine the proration factor for each class as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in
Section 6 of this offer to purchase, proration for each stockholder that tenders shares of a class will be based on the ratio of the total number of shares of that class that we accept for purchase (excluding "odd lots", unless our repurchase of odd lots would result in such class of shares being held of record by less than 300 persons) to the total number of shares of that class properly tendered (and not properly withdrawn) at or below the purchase price by all stockholders (other than "odd lot" holders, unless our repurchase of odd lots would result in such class of shares being held of record by less than 300 persons).

     Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, Gartner does not expect that it will be able to announce the final proration factor with respect to each class or commence payment for any shares purchased under the tender offer until at least five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain this information from their brokers.

     As described in Section 14, the number of shares that Gartner will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder's decision whether or not to tender shares.

     We will mail this offer to purchase and the applicable letter of transmittal to record holders of shares and we will furnish this offer to purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Gartner's stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE TENDER OFFER.

     Our management and Board of Directors have thoroughly evaluated Gartner's operations, financial condition, capital needs, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile and assets, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. We currently have no debt and anticipate that we will have adequate cash generating capacity and no immediate need for the cash being used in the tender offer. The tender offer represents the opportunity for us to return cash to stockholders who elect to tender their shares at a premium over the recent trading prices for the shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

     Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Gartner as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Gartner and will realize a proportionate increase in their relative equity interest in Gartner and thus in Gartner's future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of Gartner, including risks resulting from Gartner's purchase of shares. However, our book value per share is expected to decrease as a result of the tender offer, the purchase of shares from Silver Lake and the borrowings intended to be undertaken in connection with them. We believe the tender offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

     In addition, on June 17, 2004, we entered into the Silver Lake Stock Purchase Agreement with Silver Lake, which owns approximately 44.9% of our Class A Shares and is affiliated with Directors Glenn H. Hutchins and David J. Roux, under which we agreed to purchase from Silver Lake 9,196,065 Class A Shares, subject to adjustment as follows (provided that in no event will more than 12,000,000 Class A Shares be purchased from Silver Lake): (a) if the number of Class A Shares sought in the tender offer is increased or decreased, then the number of Class A Shares purchased from Silver Lake will be proportionally increased or decreased, respectively, and (b) if the tender offer for the Class A Shares is not fully subscribed, then the number of Class A Shares purchased from Silver Lake will be increased by that number of Class A Shares equal to the difference between the number of Class A Shares sought in the tender offer as of the expiration date and the actual number of Class A Shares tendered and accepted for payment in the tender offer.

     This purchase will be at the same price per Class A Share as is determined and paid in the tender offer, and will occur on the eleventh business day following the date that the funds are made available by Gartner to the depositary for settlement of Class A Shares tendered and accepted in the tender offer. Silver Lake has also agreed not to tender any of its shares in the tender offer. Silver Lake is prohibited under the Silver Lake Stock Purchase Agreement from selling Class A Shares or purchasing Class A Shares or Class B Shares during the tender offer and until eleven business days following the tender offer, unless the tender offer is terminated other than pursuant to the consummation thereof. Upon the closing of this purchase, Silver Lake's percentage ownership interest in Gartner's outstanding Class A Shares will be approximately equal to or below its current level. Pursuant to the terms of the Silver Lake Stock Purchase Agreement, Silver Lake's consent is required for certain amendments to the terms of the tender offer. See Section 11.

     The tender offer and the purchase of Class A Shares from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement at the same price per Class A Share as is paid in the tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

     After the completion of the tender offer and the purchase of shares from Silver Lake, Gartner expects that its current cash balances, anticipated cash flows from operations and borrowing capacity will be sufficient to meet its capital requirements for normal operations, anticipated capital expenditures, acquisitions and other opportunities for growth that may arise.

     NEITHER GARTNER NOR THE GARTNER BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS

MAY CHOOSE TO TENDER THEIR SHARES. GARTNER HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER. ALL OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES, INCLUDING VA PARTNERS, L.L.C. AND CERTAIN OF ITS AFFILIATES WHICH COLLECTIVELY OWN APPROXIMATELY 8.2% OF OUR CLASS A SHARES AND 18.2% OF OUR CLASS B SHARES AND ARE AFFILIATED WITH JEFFREY W. UBBEN, ONE OF THE NOMINEES STANDING FOR ELECTION AS A DIRECTOR AT OUR ANNUAL MEETING OF STOCKHOLDERS SCHEDULED FOR JUNE 30, 2004, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. HOWEVER, SILVER LAKE HAS AGREED TO SELL CLASS A SHARES TO US FOLLOWING THE SUCCESSFUL COMPLETION OF THE TENDER OFFER, AS DESCRIBED ABOVE.

     The tender offer is consistent with our prior history of repurchasing shares from time to time as a means of increasing stockholder value. On July 17, 2001, our Board of Directors approved the repurchase of up to $75 million of Class A and Class B Shares. On July 25, 2002, our Board of Directors increased the authorized stock repurchase program to up to $125 million of our Class A and Class B Shares. On July 24, 2003, our Board of Directors authorized an additional increase of $75 million in the stock repurchase program bringing the total authorization to $200 million. On a cumulative basis, as of June 21, 2004, we have purchased 9,283,052 Class A Shares and 4,437,345 Class B Shares at an aggregate cost of $133.2 million under the stock repurchase program. The average repurchase cost has been approximately $9.62 per Class A Share and $9.89 per Class B Share. The Board of Directors has terminated this stock repurchase program in conjunction with the approval of the Tender Offer.

     Rule 13e-4 of the Exchange Act prohibits Gartner and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. However, pursuant to the Silver Lake Stock Purchase Agreement, we will purchase Class A Shares from Silver Lake on the eleventh business day following the date that the funds are made available by Gartner to the depositary for settlement of Class A Shares tendered and accepted in the tender offer. See Section 11.

     The shares Gartner acquires pursuant to the tender offer and the Silver Lake Stock Purchase Agreement will become treasury shares and will be available for Gartner to issue without further stockholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the shares may then be listed) for various purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

     The tender offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the shares following completion of the tender offer.

     The tender offer will increase the proportional holdings of some of our significant stockholders and our directors and executive officers. VA Partners, L.L.C. and certain of its affiliates, which collectively own approximately 8.2% of our Class A Shares and 18.2% of our Class B Shares and are affiliated with Jeffrey W. Ubben, one of the nominees standing for election as a director at our annual meeting of stockholders scheduled for June 30, 2004, have advised us that they do not intend to tender any shares in the tender offer. The holdings of VA Partners, L.L.C. and its affiliates will increase to approximately 10.17% of our Class A Shares and 22.65% of our Class B Shares assuming that the maximum 11,298,630 Class A Shares and 5,505,305 Class B Shares are purchased in the tender offer.

     Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway (other than a plan to combine our Class A Shares and Class B Shares) that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     - any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

     - any material change in our present dividend rate or policy, our indebtedness or our capitalization;

     - any change in our present board of directors (except that Jeffrey W. Ubben is a new nominee standing for election as a director at our annual meeting of stockholders scheduled for June 30, 2004 and Dennis Sisco is not standing for re-election to our board at that meeting) or executive management (except that Michael D. Fleisher, our current Chairman and Chief Executive Officer has announced his intention to leave Gartner sometime prior to the end of the year), including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board or to change any material term of the employment contract of any executive officer;

     - any other material change in our corporate structure or business;

     - any class of our equity securities ceasing to be authorized to be listed on the NYSE;

     - any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

     - the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

     - the acquisition or disposition by any person of our securities, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock equivalent awards granted to certain employees; or

     - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

     Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time as we deem appropriate.

3.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For stockholders to properly tender shares under the tender offer:

     - the depositary must receive, at the depositary's address set forth on the back cover page of this offer to purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed applicable letter of transmittal (blue for Class A Shares and green for Class B Shares), including any required signature guarantees, or an "agent's message," and any other documents required by the applicable letter of transmittal, before the tender offer expires, or

     - the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal and that Gartner may enforce the agreement against the participant.

     If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

     IN ACCORDANCE WITH INSTRUCTION 5 of each letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) "Price (in Dollars) Per Share at Which Shares are Being Tendered" on the applicable letter of transmittal the price (in increments of $0.10) at which stockholders are tendering shares or (2) "Shares Tendered at Price Determined Pursuant to the Tender Offer" in the applicable letter of transmittal that the stockholder will accept the purchase price determined by Gartner in accordance with the terms of the tender offer.

     If tendering stockholders wish to maximize the chance that Gartner will purchase their shares, they should check the box in the section of the applicable letter of transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election could result in Gartner purchasing the tendered shares at the minimum price of $12.50 per share.

     A stockholder who desires to tender shares at more than one price must complete a separate letter of transmittal for each class of shares tendered at each price at which such stockholder tenders shares, provided that a stockholder may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST CHECK ONE AND ONLY ONE PRICE BOX IN THE APPROPRIATE SECTION OF EACH APPLICABLE LETTER OF TRANSMITTAL. IF YOU CHECK MORE THAN ONE BOX OR IF YOU FAIL TO CHECK ANY BOX AT ALL YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES.

     Odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the applicable letter of transmittal and, if applicable, in the applicable notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     WE URGE STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF THEY TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

     - the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal; or

     - if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of each letter of transmittal.

     If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     Gartner will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent's message in the case of a book-entry transfer, and any other documents required by the applicable letter of transmittal.

     Method of Delivery. The method of delivery of all documents, including share certificates, the applicable letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

     Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary's account at the book-entry transfer facility, either

     - a properly completed and duly executed letter of transmittal for the applicable class of shares, including any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or

     - the guaranteed delivery procedure described below must be followed.

     Delivery of the applicable letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     Federal Backup Withholding Tax. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of each letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement on Form W-8BEN (or other appropriate Form W-8), signed under penalties of perjury, attesting to that individual's exempt status. Tendering stockholders can obtain the appropriate Form W-8 from the depositary. See Instruction 12 of each letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN EACH LETTER OF TRANSMITTAL (OR THE APPROPRIATE FORM W-8) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

     Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not

     - a citizen or resident of the United States,

     - a corporation, partnership or other entity created or organized in or under the laws of the United States,

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or

     - an estate the income of which is subject to United States federal income taxation regardless of its source.

     A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and Gartner withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed statement claiming such an exemption or reduction on Form W-8BEN (or other appropriate Form W-8). Tendering stockholders can obtain the appropriate Form W-8 from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly executed statement claiming such exemption on Form

W-8ECI. Tendering stockholders can obtain such form from the depositary. See Instruction [12] of each letter of transmittal. We urge foreign stockholders to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

     Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or the stockholder cannot deliver the share certificates to the depositary before the expiration date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

     - the stockholder makes the tender by or through an eligible guarantor institution;

     - the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery for the applicable class of shares in the form Gartner has provided, specifying the price at which the stockholder is tendering shares, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     - the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal for the applicable shares, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the applicable letter of transmittal, within three NYSE trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

     Employee Plans. Participants in our Savings and Investment Plan themselves may not tender shares held by the plan, but each participant who has invested in shares through the plan may direct Fidelity (according to instructions to be provided to participants by Fidelity) to tender some or all of such participant's proportional interest in the shares held by the plan. If Fidelity receives no direction from a participant, then Fidelity will not tender shares on such participant's behalf. DELIVERY OF A LETTER OF TRANSMITTAL BY A PARTICIPANT WITH RESPECT TO ANY PLAN SHARES DOES NOT CONSTITUTE PROPER TENDER OF SUCH SHARES. ONLY FIDELITY CAN PROPERLY TENDER ANY PLAN SHARES. THE DEADLINE FOR SUBMITTING ELECTION FORMS TO FIDELITY IS EARLIER THAN THE EXPIRATION DATE BECAUSE OF THE NEED TO TABULATE PARTICIPANT INSTRUCTIONS. If a stockholder desires to tender shares owned outside of the plan, as well as plan shares, such stockholder must properly complete and duly execute the applicable letter of transmittal for the shares owned outside the plan and deliver such letter of transmittal directly to the depositary, and follow the special instructions separately provided for directing Fidelity to tender plan shares. The direction of a participant to Fidelity to tender shares on the participant's behalf is not an election by the participant to withdraw or have distributed any or all of the participant's account. Upon receipt of proceeds from the tender of shares, Fidelity will credit participants who have directed Fidelity to tender shares with their proportional shares of the proceeds. The proceeds will be invested by Fidelity in accordance with the plan.

     Please direct any questions regarding the tender of plan shares to Fidelity in accordance with the procedures described in the separate materials provided to plan participants.

     Holders of vested but unexercised options may not tender their options. However, they may exercise such options by paying the applicable purchase price in accordance with the terms of the applicable stock plan and related agreement and tender the shares received upon such exercise in accordance with the tender offer. Holders of restricted stock (i.e., shares that are subject to repurchase by or forfeiture to Gartner upon the termination of the holder's relationship with Gartner) may tender in the tender offer only that number of shares that are not subject to Gartner's repurchase right or forfeiture as of the termination of the tender offer.

     Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Gartner will determine, in its sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. Gartner reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Gartner determines may be unlawful. Subject to the terms and conditions of the Silver Lake Stock Purchase Agreement, Gartner also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and Gartner's interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or Gartner waives, all defects or irregularities. None of Gartner, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

     Tendering Stockholder's Representation and Warranty; Gartner's Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to Gartner that:

     - the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act, and

     - the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

     - has a net long position equal to or greater than the amount tendered in

      - the shares, or

      - securities immediately convertible into, or exchangeable or exercisable for, the shares, and

     - will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Gartner's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Gartner upon the terms and conditions of the tender offer.

     Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact Mellon Investor Services LLC, the transfer agent for Gartner shares, at
(800) 270-3449 or the applicable address set forth on the back cover of this offer to purchase, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the applicable letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We urge stockholders to contact Mellon Investor Services LLC immediately in order to permit timely processing of this documentation.

     STOCKHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL FOR THE APPLICABLE SHARES, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT'S MESSAGE, AND ANY

OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO GARTNER, THE DEALER MANAGER OR THE INFORMATION AGENT. GARTNER, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY AND DELIVERY TO GARTNER, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

4.  WITHDRAWAL RIGHTS.

     Stockholders may withdraw shares tendered under the tender offer at any time prior to the expiration date. Thereafter, such tenders are irrevocable except that they may be withdrawn after 12:00 Midnight, New York City time, on Tuesday, August 17, 2004 unless theretofore accepted for payment as provided in this offer to purchase.

     For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary's address set forth on the back cover page of this offer to purchase. Stockholders who have submitted multiple letters of transmittal with respect to tenders at different prices and/or tenders of different classes must submit separate notices of withdrawal corresponding to each such letter of transmittal previously submitted in order to properly withdraw their shares. Any such notice of withdrawal must specify the name of the tendering stockholder, the number and class of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures. Gartner will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Gartner, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

     A stockholder may not rescind a withdrawal and Gartner will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the tender offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in
Section 3.

     If Gartner extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Gartner's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Gartner, and stockholders may not withdraw these shares except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     Participants in the Savings and Investment Plan who wish to withdraw their shares must follow the instructions to be provided to them by Fidelity.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Gartner:

     - will determine the purchase price it will pay for the Class A Shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of Class A Shares so tendered and the prices specified by tendering stockholders, and will determine the purchase price it will pay for the Class B Shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of Class B Shares so tendered and the prices specified by tendering stockholders, and

     - will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the applicable purchase price with respect to such shares and not properly withdrawn prior to the expiration date.

     For purposes of the tender offer, Gartner will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered at or below the applicable purchase price with respect to such shares and are not properly withdrawn, subject to the "odd lot," proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of such shares for payment under the tender offer.

     Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Gartner will accept for payment and pay (i) a single per share purchase price not greater than $13.50 nor less than $12.50 per share for 11,298,630 Class A Shares and (ii) a single per share purchase price not greater than $13.50 nor less than $12.50 per share for 5,505,305 Class B Shares, subject, in each case, to increase or decrease as provided in Section 15, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

     Gartner will pay for shares that it purchases under the tender offer by depositing the aggregate purchase price for the Class A Shares and Class B Shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Gartner and transmitting payment to the tendering stockholders.

     In the event of proration, Gartner will determine the proration factor with respect to each class, as applicable, and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Gartner does not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least five business days after the expiration date. Shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares that Gartner does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Gartner's expense, as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL GARTNER PAY INTEREST ON THE PURCHASE PRICE REGARDLESS OF ANY DELAY IN MAKING THE PAYMENT. If certain events occur, Gartner may not be obligated to purchase shares under the tender offer. See
Section 7.

     Gartner will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however,

     - payment of the purchase price is to be made to any person other than the registered holder,

     - certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

     - if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

     the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of each letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH EACH LETTER OF TRANSMITTAL (OR APPROPRIATE FORM W-8) MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3.

6.  CONDITIONAL TENDER OF SHARES.

     Subject to the limited exception for holders of odd lots, in the event of an over-subscription of the tender offer with respect to the Class A Shares and/or Class B Shares, shares tendered at or below the applicable purchase price with respect to such shares prior to the expiration date will be subject to proration. See Section 1. In order to avoid (in full or in part) possible proration, a stockholder may tender shares subject to the condition that Gartner must purchase a specified minimum number of the stockholder's shares tendered pursuant to a letter of transmittal if Gartner purchases any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the letters of transmittal and indicate the minimum number of shares that Gartner must purchase if Gartner purchases any shares. We urge each stockholder to consult with his or her own financial or tax advisors.

     After the expiration date, if more than 11,298,630 Class A Shares and/or 5,505,305 Class B Shares (or, in each case, such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for either or both classes of such tendered shares, we will calculate a preliminary proration percentage with respect to such shares based upon all of such shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares of a particular class that we purchase from any stockholder below the minimum number specified, the shares of such class conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

     After giving effect to these withdrawals, we will accept the remaining shares of each class properly tendered, conditionally or unconditionally, on a pro rata basis with respect to each class, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Class A Shares that we purchase to fall below 11,298,630 or the total number of Class B Shares that we purchase to fall below 5,505,305 (or, in each case, such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the applicable shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.  CONDITIONS OF THE TENDER OFFER.

     Notwithstanding any other provision of the tender offer, Gartner will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer for either or both classes of shares or may postpone the acceptance for payment of, or the purchase of and the payment for shares of either or both classes tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after June 22, 2004 and before the payment date (whether any shares have theretofore been accepted for payment), any of the following events shall have occurred (or shall have been reasonably determined by Gartner to have occurred) that, in Gartner's reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Gartner), make it inadvisable to proceed with the tender offer or with acceptance for payment:

     - a minimum of at least 1,680,394 shares (whether Class A, Class B or any combination thereof) have not been validly tendered and not withdrawn prior to the expiration of the tender offer;

     - there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly

      - challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer, some or all of the shares to be purchased from Silver Lake pursuant to the Silver Lake

        Stock Purchase Agreement, or otherwise relates in any manner to the tender offer or such purchase from Silver Lake, or

      - in Gartner's reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of Gartner or any of its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Gartner or any of its subsidiaries or materially impair the contemplated benefits of the tender offer or the purchase of shares from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement to Gartner;

     - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Gartner or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Gartner's reasonable judgment, would or might, directly or indirectly,

      - make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer or the purchase of shares from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement,

      - delay or restrict the ability of Gartner, or render Gartner unable, to accept for payment or pay for some or all of the shares pursuant to the tender offer or the Silver Lake Stock Purchase Agreement,

      - materially impair the contemplated benefits of the tender offer or the purchase of shares from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement to Gartner, or

      - materially and adversely affect the business, condition (financial or other), income, operations or prospects of Gartner and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Gartner or any of its subsidiaries;

     - there shall have occurred

      - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

      - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

      - a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

      - the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

      - any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Gartner's reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

      - any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of Gartner, have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Gartner and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Gartner or any of its subsidiaries,

      - in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or

      - any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 15%) from the close of business on June 17, 2004;

     - a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving Gartner or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person;

     - any of the following shall have occurred

      - any "group" (as that term is used in Section 13(d)(3) of the Exchange
        Act), other than a group that has filed a Schedule 13G or a Schedule 13D with the Securities and Exchange Commission before June 22, 2004, shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Class A Shares or Class B Shares,

      - any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before June 22, 2004, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Class A Shares or Class B Shares (other than pursuant to the tender offer), or

      - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Gartner or any of its subsidiaries or any of their respective assets or securities;

     - any change or combination of changes shall have occurred or been threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Gartner or any of its subsidiaries, taken as a whole, that in Gartner's reasonable judgment is or may reasonably be likely to be material and adverse to Gartner or any of its subsidiaries or that otherwise materially impairs in any way the contemplated future conduct of the business of Gartner or any of its subsidiaries;

     - any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to Gartner in its reasonable judgment; or

     - Gartner reasonably determines that the completion of the tender offer and the purchase of the shares pursuant to the tender offer or from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement may

      - cause the Class A Shares and/or Class B Shares to be held of record by fewer than 300 persons in each case, or

      - cause the Class A Shares and/or Class B Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     - Gartner does not obtain prior to the expiration of the tender offer at least $225,000,000 in additional financing on terms and conditions reasonably acceptable to it pursuant to the Commitment Letter entered into with JPMorgan Chase Bank to provide a senior credit facility as described in Section 9.

     The foregoing conditions are for the sole benefit of Gartner and may be asserted by Gartner regardless of the circumstances (including any action or inaction by Gartner) giving rise to any of these conditions, and may be waived by Gartner, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion, subject to the terms and conditions of the Silver Lake Stock Purchase Agreement. Gartner's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Gartner concerning the events described above will be final and binding on all parties.

8.  PRICE RANGE OF SHARES; DIVIDENDS; RIGHTS AGREEMENT.

     Our Class A Shares and Class B Shares are listed and trade on the NYSE under the symbols IT and ITB, respectively. The following table sets forth the high and low closing prices for our Class A Shares and Class B Shares as reported on the New York Stock Exchange for the periods indicated.

CLASS A SHARES

                                                               HIGH     LOW
                                                              ------   ------
2002:
  Quarter ended March 31....................................  $13.48   $11.00
  Quarter ended June 30.....................................   13.45     9.82
  Quarter ended September 30................................    9.82     7.75
  Quarter ended December 31.................................   10.66     4.90
2003:
  Quarter ended March 31....................................  $ 9.68   $ 6.76
  Quarter ended June 30.....................................    8.32     6.45
  Quarter ended September 30................................   12.60     7.50
  Quarter ended December 31.................................   13.75    11.12
2004:
  Quarter ended March 31....................................  $11.93   $10.70
  Quarter ended June 30 (through June 21, 2004).............   13.34    11.50

CLASS B SHARES

                                                               HIGH     LOW
                                                              ------   ------
2002:
  Quarter ended March 31....................................  $13.20   $10.86
  Quarter ended June 30.....................................   13.05     9.00
  Quarter ended September 30................................    9.84     7.67
  Quarter ended December 31.................................   10.70     5.20
2003:
  Quarter ended March 31....................................  $ 9.80   $ 6.83
  Quarter ended June 30.....................................    8.38     6.85
  Quarter ended September 30................................   12.30     7.48
  Quarter ended December 31.................................   12.99    10.70
2004:
  Quarter ended March 31....................................  $11.85   $10.54
  Quarter ended June 30 (through June 21, 2004).............   13.03    11.33

     While subject to periodic review, the current policy of our Board of Directors is to from time to time return capital to our stockholders through share repurchases such as the tender offer or other repurchases and, otherwise, to retain earnings to provide funds for continued growth.

     On June 21, 2004, the last day before we commenced the tender offer, the reported closing price on the NYSE was $13.02 per share for the Class A Shares and $12.78 per share for the Class B Shares. On June 17, 2004, the last day before we publicly announced the tender offer, the reported closing price on the NYSE was

$12.19 per share for the Class A Shares and $11.95 per share for the Class B Shares. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  RIGHTS AGREEMENT

     Gartner entered into an Amended and Restated Stockholder Rights Plan, dated as of August 31, 2002, with Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank) as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of June 30, 2003 (collectively, the "Rights Agreement").

     In connection with the Rights Agreement, our Board of Directors declared a dividend of one Class A Preferred Share Purchase Right (a "Class A Right") to purchase one one-thousandth of a share of Gartner's Series A Junior Participating Preferred Stock ("Series A Junior Preferred") for each outstanding Class A Share and one Class B Preferred Share Purchase Right (a "Class B Right") to purchase one one-thousandth of a share of Gartner's Series B Junior Participating Preferred Stock ("Series B Junior Preferred") for each outstanding Class B Share (collectively, the "Rights"). The record date for the dividend was as of the close of business on February 25, 2000. Each Class A Right entitles the registered holder to purchase from Gartner one one-thousandth of a share of Series A Junior Preferred at an exercise price of ninety dollars ($90.00) (the "Purchase Class A Price"), and each Class B Right entitles the registered holder to purchase from Gartner one one-thousandth of a share of Series B Junior Preferred at an exercise price of ninety dollars ($90.00) (the "Purchase Class B Price"), subject in each case to adjustment.

     Rights Evidenced by Class A Share and Class B Share Certificates. The Rights are not exercisable until the Distribution Date (defined below). Separate Certificates for the Rights ("Rights Certificates") will not be sent to stockholders until the Distribution Date. Until the Distribution Date, the Class A Rights and Class B Rights attach to and trade together with the Class A Shares and Class B Shares, respectively. Accordingly, Class A Share and Class B Share certificates outstanding on the Record Date evidence the Rights related thereto, and Class A Share and Class B Share certificates issued after the Record Date contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Class A Shares or Class B Shares outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Class A Shares or Class B Shares represented by such certificate.

     Distribution Date. The Rights will separate from the Class A Shares or Class B Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of
(i) 20% or more of the outstanding Class A Shares, or (ii) 20% of more of the outstanding Class B Shares, or (iii) 20% of the aggregate of the Class A Shares and the Class B Shares (each, a "Threshold Amount") or (b) 10 business days following the commencement of, or announcement of a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of a Threshold Amount. The earliest of such dates is referred to as the "Distribution Date." Any increase in the holdings of VA Partners, L.L.C. as a result of this tender offer will not trigger the events described in this paragraph.

     Exclusion of Certain Investors. The Rights Agreement provides that, in certain circumstances, the acquisition or ownership of a Threshold Amount by an "Excepted Person" will not result in the Rights becoming exercisable. In general terms, a person will be an Excepted Person if they own as passive investors 20% or more of the Class A Shares or Class B Shares at the time the Rights Agreement is entered into. A person will continue to be an Excepted Person after such date so long as the person continues to be a passive investor in Gartner, does not increase his ownership of the applicable class of shares by more than 1% and does not reduce his ownership of such shares below 19% of such class.

     Issuance of Rights Certificates; Expiration of Rights. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Class A Shares and Class B Shares issued prior to the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) February 25, 2010 (the "Final Expiration Date") or (ii) redemption or exchange of the Rights as described below.

     Initial Exercise of the Right. Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of the Class A Purchase Price or the Class B Purchase Price, as the case may be, one one-thousandth of a share of the Series A Junior Preferred (in the case of a Class A Right) or one one-thousandth of a share of the Series B Junior Preferred (in the case of a Class B Right). In the event that Gartner does not have sufficient Series A Junior Preferred or Series B Junior Preferred available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, we may instead substitute cash, assets or other securities for the Series A Junior Preferred and the Series B Junior Preferred for which the Rights would have been exercisable under this provision or as described below.

     Right to Buy Class A Shares or Class B Shares. Unless the Rights have been redeemed, in the event that an Acquiring Person becomes the beneficial owner of a Threshold Amount, then each holder of a Right which has not been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will have the right to receive, upon exercise, Class A Shares (in the case of Class A Rights) or Class B Shares (in the case of Class B Rights) having a value equal to two times the Class A Purchase Price or Class B Purchase Price, respectively. Rights are not exercisable following the occurrence of an event as described above until such time as the Rights are no longer redeemable by Gartner as set forth below.

     Right to Buy Acquiring Company Stock. Similarly, unless the Rights are redeemed, if, after an Acquiring Person becomes the beneficial owner of a Threshold Amount, (i) Gartner is acquired in a merger or other business combination transaction, or (ii) 50% or more of Gartner's consolidated assets or earning power are sold, proper provision must be made so that each holder of a Right which has not been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Class A Purchase Price or the Class B Purchase Price, as the case may be.

     Exchange Provision. At any time after the acquisition by an Acquiring Person of a Threshold Amount and prior to the acquisition by such Acquiring Person of 50% or more of Gartner's outstanding Class A Shares or Class B Shares, the Board of Directors of Gartner may exchange the Class A Rights and the Class B Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Class A Share per Class A Right and one Class B Share per Class B Right.

     Redemption. At any time on or prior to the close of business on the earlier of (i) the Distribution Date, or (ii) the Final Expiration Date of the Rights, Gartner may, at its option and with the approval of the Board of Directors, redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

     Adjustments to Prevent Dilution. The Class A Purchase Price and the Class B Purchase Price payable, the number of Class A Rights and Class B Rights, and the number of Series A Junior Preferred and Series B Junior Preferred or Class A Shares or Class B Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by Gartner as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Class A Purchase Price or Class B Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     Cash Paid Instead of Issuing Fractional Shares. No fractional portion less than integral multiples of one Class A Share or Class B Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Class A Shares (in the case of a Class A Right) or the Class B Shares (in the case of a Class B Right) on the last trading date prior to the date of exercise.

     No Stockholders' Rights Prior to Exercise. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Gartner (other than any rights resulting from such holder's ownership of Class A Shares or Class B Shares), including, without limitation, the right to vote or to receive dividends.

     Amendment of Rights Agreement. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the Rights holders on or prior to the Distribution Date; thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than an Acquiring Person).

     Rights and Preferences of the Series A Junior Preferred and the Series B Junior Preferred. Each one one-thousandth of a share of Series A Junior Preferred and each one one-thousandth of a share of Series B Junior Preferred has rights and preferences substantially equivalent to those of one Class A Share and one Class B Share, respectively.

     Certain Anti-takeover Effects. The Rights approved by our Board are designed to protect and maximize the value of the outstanding equity interests in Gartner in the event of an unsolicited attempt by an acquirer to take over Gartner, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive a corporation's Board of Directors and stockholders of a full opportunity to evaluate an offer in light of long-term prospects. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a Threshold Amount or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

     The Rights are not intended to prevent a takeover of Gartner and will not do so. Since, subject to the restrictions described above, Gartner may redeem the Rights prior to the Distribution Date, the Rights should not interfere with any merger or business combination approved by our Board of Directors.

     Issuance of the Rights does not weaken the financial strength of Gartner or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to Gartner or to its stockholders, and will not change the way in which Gartner's shares are presently traded. Gartner's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

     The Rights may have the effect of rendering more difficult or discouraging an acquisition of Gartner deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire Gartner on terms or in a manner not approved by Gartner's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the following documents:

     - Amended and Restated Rights Agreement, dated as of August 31, 2002, by and between Gartner and Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank), a copy of which has been filed with the Securities Exchange Commission as an exhibit to Gartner's Annual Report on Form 10-K filed December 27, 2002;

     - Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of August 31, 2002, by and between Gartner, Inc. and Mellon Investor Services LLC (as successor Rights Agent of Fleet National Bank), dated June 30, 2003, by and between Gartner and Mellon Investor Services LLC, a copy of which has been filed with the Securities Exchange Commission as an exhibit to Amendment No. 2 to Gartner's registration statement on Form 8-A/A, filed June 30, 2003; and

     - Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock of Gartner, a copy of which has been filed with the Securities Exchange Commission an exhibit to the Form 8-K of Gartner dated March 1, 2000 as filed on March 7, 2000.

     You may obtain copies of the documents referred to in the preceding sentence in the manner provided in Section 10.

9.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that 11,298,630 Class A Shares and 5,505,305 Class B Shares are purchased in the tender offer at a price between $12.50 and $13.50 per share and that the size of the tender offer for Class A Shares will not be increased, then:

     - the aggregate purchase price for the shares purchased in the tender offer will be between approximately $210.0 million and $226.9 million; and

     - we will purchase 9,196,065 Class A Shares from Silver Lake at the same price per Class A Share as is paid in the tender offer pursuant to the Silver Lake Stock Purchase Agreement at an aggregate cost of between approximately $115.0 million and $124.1 million.

     Gartner expects that its related fees and expenses for the tender offer and the purchase of Class A Shares from Silver Lake will be approximately $7.5 million.

     We intend to use our available cash and proceeds from borrowings under credit agreements that we are currently negotiating to purchase shares tendered in the tender offer and from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement and to pay related fees and expenses. We have obtained a commitment from JPMorgan Chase Bank to provide us with a senior credit facility to finance the purchases. The senior credit facility will be unsecured, and will provide for a term loan facility in the amount of $125 million and a revolving credit facility in the amount of $100 million. The term loan will amortize over five years, with principal payments to be made in quarterly installments. The revolving credit facility may be used for loans and a portion may be used for letters of credit. The revolving loans may be borrowed, repaid and reborrowed for a period of five years from the date the revolving credit facility becomes available to us.

     JPMorgan Chase Bank's obligation to provide the senior credit facility is conditioned on the completion of a due diligence investigation of us and our subsidiaries, and the negotiation and execution of final documents by both JPMorgan Chase Bank and us. The commitment is further conditioned on JPMorgan Chase Bank's determination that we will have sufficient working capital following the purchase of shares in the tender offer together with the borrowings under the senior credit facility to meet our ongoing working capital needs, and that no material disruption of or material adverse change in conditions in the financial, banking or capital markets has occurred that could materially impair the syndication of the senior credit facility. Any loan extended to us under the senior credit facility will also be conditioned on the absence of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on our business, operations, property or financial condition or on the validity or enforceability of the senior credit facility documents.

     Our obligations under the senior credit facility will be unsecured. All of our domestic subsidiaries will guarantee our obligations under the senior credit facility. The subsidiary guarantees will also be unsecured.

     The terms of the senior credit facility will require us to maintain a minimum fixed charge coverage ratio, a maximum leverage ratio with respect to our debt and a minimum contract value, and to comply with limits on capital expenditures. Additionally, we will be required to comply with customary affirmative and negative covenants.

     The tender offer is subject to the condition that Gartner obtains prior to the expiration of the tender offer at least $225.0 million in additional financing on terms and conditions reasonably acceptable to it pursuant to the Commitment Letter entered into with JPMorgan Chase Bank to provide the senior credit facility. We currently have no committed alternative financing in the event we are unable to obtain the senior credit facility.

10.  CERTAIN INFORMATION CONCERNING GARTNER.

     Gartner is a leading independent provider of research and analysis on information technology, computer hardware, software, communications and related technology industries (the "IT industry"). We provide comprehensive coverage of the IT industry to approximately 10,000 client organizations. We serve a global client base consisting primarily of chief information officers ("CIOs") and other senior IT and business executives in corporations and government agencies. We also serve technology companies and the investment community.

     The foundation for Gartner products is our independent research on IT issues. The findings from this research can be delivered through several different media, depending on a client's specific business needs, preferences and objectives:

     - Gartner Intelligence -- research content and advice for IT professionals, technology companies and the investment community in the form of reports, briefings or events.

     - Gartner Executive Programs -- peer networking services and membership programs designed specifically for CIOs and other senior executives.

     - Gartner Consulting -- customized engagements that allow CIOs and other business executives to apply our knowledge to their specific situation, with an emphasis on outsourcing and IT management.

     Our executive offices are located at 56 Top Gallant Road, Stamford, Connecticut 06902-7747, telephone number (203) 316-1111. Our Internet address is www.gartner.com and the investor relations section of our web site is located at investor.gartner.com. The information contained on our web site or connected to our web site is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase.

     Selected Historical and Pro Forma Financial Information. The following tables show (a) selected historical financial information about Gartner for the fiscal year ended December 31, 2003 and as of and for the fiscal quarter ended March 31, 2004 and (b) selected pro forma financial information for the same periods, assuming the purchase by Gartner of 26.0 million shares in the tender offer and pursuant to the Silver Lake Stock Purchase Agreement at an assumed purchase price of $13.00 per share for an aggregate purchase price of $338 million. The selected pro forma information gives effect to the tender offer and the stock purchase from Silver Lake as if each were completed at the beginning of each period for income statement information and at March 31, 2004 for balance sheet information. The selected pro forma information is based on our historical financial information for the year ended December 31, 2003 and for the quarter ended March 31, 2004 and gives effect to the tender offer as if the tender offer were completed at the beginning of each period for income statement information and at March 31, 2004 for balance sheet information. The pro forma information assumes that Gartner would have used $150 million of existing cash balances and $188 million of debt facilities to finance the stock repurchase and for the related impact on interest income and interest expense. The impact on interest income and interest expense reflected in the pro forma financial information was based on the average interest rates available to Gartner during the periods presented. The 2003 pro forma income statement information assumes that $68.5 million of the convertible debt held by Silver Lake at the beginning of 2003 was converted into 9.2 million Class A Shares at the beginning of the period and those shares were repurchased upon completion of the tender offer at the beginning of 2003. The pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the tender offer and the stock purchase from Silver Lake had been completed at the dates indicated or that may be obtained at any date in the future. The following selected historical financial data has been derived from our historical financial statements included in our Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended March 31, 2004, each of which has been filed with the Securities Exchange Commission, and should be read in conjunction with those financial statements.

                                                                    MARCH 31, 2004
                                                              --------------------------
                                                                ACTUAL       PRO FORMA
                                                              -----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
BALANCE SHEET
Cash and cash equivalents...................................   $262,742       $105,792
Total current assets........................................    550,027        393,077
Total Assets................................................    912,352        757,282
Short-term debt.............................................         --        100,000
Total current liabilities...................................    467,639        567,639
Long-term debt..............................................         --         88,000
Total liabilities...........................................    519,027        707,027
Total Stockholders' Equity..................................   $393,325       $ 50,255
Shares outstanding at March 31, 2004........................    131,683        105,683
Book value per share........................................   $   2.99       $   0.48

                                              THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                                MARCH 31, 2004       DECEMBER 31, 2003
                                             --------------------   --------------------
                                              ACTUAL    PRO FORMA    ACTUAL    PRO FORMA
                                             --------   ---------   --------   ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT
Total revenues.............................  $208,667   $208,667    $858,446   $858,446
Operating income...........................     6,171      6,171      47,461     47,461
Interest income (expense), net.............       245     (1,902)    (17,106)   (21,582)
Income before income taxes.................     3,323      1,177      35,556     31,080
Provision for income taxes.................     2,859      2,000      11,863     10,073
Net income (loss)..........................  $    464   $   (824)   $ 23,693   $ 21,007
Income (loss) per common share:
  Basic....................................  $   0.00   $  (0.01)   $   0.26   $   0.29
  Diluted..................................  $   0.00   $  (0.01)   $   0.26   $   0.29
Weighted average shares outstanding:
  Basic....................................   130,311    104,311      91,123     72,156
  Diluted..................................   133,180    104,311      92,579     73,612
Ratio of earnings to fixed charges.........      1.28       0.27        1.27       1.00

     Recent Developments. Gartner currently expects to announce its financial results for its fiscal quarter ended June 30, 2004 on or around July 23, 2004, although there can be no assurance of this. Gartner intends to extend the period of time during which the tender offer is open until not less than five business days following the date of this earning announcement, regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Gartner to have occurred.

     Additional Information. Gartner is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Gartner is required to disclose in these proxy statements certain information, as of particular dates, concerning the Gartner directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Gartner and any material interest of such persons in transactions with Gartner. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Gartner has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, statements and other information concerning Gartner also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

SEC FILINGS                                                   PERIOD OR DATE FILED
-----------                                              -------------------------------
Annual Report on Form 10-K............................      Year ended December 31, 2003
Quarterly Report on Form 10-Q.........................      Quarter ended March 31, 2004
Amendment No. 1 to Proxy Statement on Form 14A........                       May 5, 2004

     We incorporate by reference the documents listed above and any additional documents that we may file with the Securities and Exchange Commission between the date of this offer to purchase and the expiration of the tender offer. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Investor Relations, P.O. Box 10212, Gartner, Inc., 56 Top Gallant Road, Stamford, Connecticut 06902-7747, (203) 316-1111. Please be sure to include your complete name and address in the request.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of June 15, 2004, Gartner had issued and outstanding 104,677,020 Class A Shares and 28,118,443 Class B Shares and outstanding options to purchase 31,198,240 Class A Shares. The 11,298,630 Class A Shares we are offering to purchase pursuant to the tender offer represent approximately 10.8% of our outstanding Class A Shares as of June 15, 2004, and together with the Class A Shares to be purchased from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement (assuming that we purchase 9,196,065 Class A Shares under such purchase agreement), represent approximately 19.6% of our outstanding Class A Shares as of June 15, 2004. The 5,505,305 Class B Shares we are offering to purchase pursuant to the tender offer represent approximately 19.6% of our outstanding Class B Shares as of June 15, 2004.

     The directors and executive officers of Gartner are entitled to participate in the tender offer on the same basis as all other stockholders. All of our directors, executive officers and affiliates, including VA Partners, L.L.C. and certain of its affiliates which collectively own approximately 8.2% of our Class A Shares and 18.2% of our Class B Shares and are affiliated with Jeffrey W. Ubben, one of the nominees standing for election as a director at our annual meeting of stockholders scheduled for June 30, 2004, have advised us that they do not intend to tender any shares in the tender offer. However, Silver Lake has agreed to sell Class A Shares to us following the successful completion of the tender offer, as described below. Stockholders who choose not to tender will own a greater percentage interest in us following the consummation of the tender offer.

     At our annual meeting of stockholders scheduled for June 30, 2004, Anne Sutherland Fuchs, Jeffrey W. Ubben and Maynard G. Webb, Jr. are standing for election for director. Anne Sutherland Fuchs and Maynard G. Webb, Jr. are currently directors and have agreed to serve another term. Jeffrey W. Ubben is standing for election as a director for the first time and, if elected, will take the position currently filled by Dennis G. Sisco.

     On June 17, 2004, we entered into the Silver Lake Stock Purchase Agreement with Silver Lake, which owns approximately 44.9% of our Class A Shares and is affiliated with Directors Glenn H. Hutchins and David J. Roux, under which we agreed to purchase from Silver Lake 9,196,065 Class A Shares, subject to adjustment as follows (provided that in no event will more than 12,000,000 Class A Shares be purchased from Silver Lake):

     - if we increase or decrease the number of Class A Shares being purchased in the tender offer (any such increase or decrease, the "TO Change"), the aggregate number of shares of Class A Shares to be purchased from Silver Lake will be increased or decreased, respectively, by an amount equal to the TO Change multiplied by a fraction, the numerator of which is 46,969,066 and the denominator of which is 57,707,954 (such fraction represents the ratio of the outstanding shares held of record by Silver Lake divided by the outstanding shares held of record by all of our stockholders other than Silver Lake), plus,

     - if the tender offer for the Class A Shares is not fully subscribed, then the number of Class A Shares purchased from Silver Lake will be increased by that number of Class A Shares equal to the difference between the number of Class A Shares sought in the tender offer as of the expiration date and the actual number of Class A Shares tendered and accepted for payment in the tender offer.

     This purchase will be at the same price per Class A Share as is determined and paid in the tender offer, and will occur on the eleventh business day following the date that funds are made available by Gartner to the depositary for the settlement of Class A Shares tendered and accepted in the tender offer. Silver Lake has also agreed not to tender any of its shares in the tender offer. Upon the closing of this purchase, Silver Lake's percentage ownership interest in our outstanding Class A Shares will be approximately equal to or below its current level. In addition, because Silver Lake will not be participating in the tender offer, Silver Lake will not be making a bid in the tender offer that could influence the determination of the purchase price for the Class A Shares. Silver Lake is prohibited under the Silver Lake Stock Purchase Agreement from selling Class A Shares or purchasing Class A Shares or Class B Shares during the tender offer and until eleven business days following the tender offer, unless the tender offer is terminated other than pursuant to the consummation thereof. Silver Lake's consent shall be required for any amendment to the terms of the tender offer that (i) changes the type or amount of consideration per share offered to security holders, (ii) increases the aggregate number of Class A Shares and Class B Shares sought in the tender offer in excess of 16,803,935 (plus up to an additional 2% of the outstanding shares of Class A Shares and Class B Shares), (iii) decreases the aggregate number of Class A Shares sought in the tender offer below 11,298,630 (provided, however, that this shall in no way limit Gartner's ability to accept a smaller number of shares for payment if the tender offer for the Class A Shares is undersubscribed), (iv) materially alters any of the conditions of the tender offer contained in Section 7 of the Offer to Purchase, adds any additional conditions to the tender offer (provided, however, that this shall in no way limit Gartner's ability to waive any such condition), or changes the minimum number of shares required to be tendered into the tender offer to something other than 1,680,394 shares), or (v) extends the expiration date of the tender offer beyond September 15, 2004.

     The tender offer will increase the proportional holdings of some of our significant stockholders and our directors and executive officers. VA Partners, L.L.C. and certain of its affiliates, which collectively own approximately 8.2% of our Class A Shares and 18.2% of our Class B Shares and are affiliated with Jeffrey W. Ubben, one of the nominees standing for election as a director at our annual meeting of stockholders scheduled for June 30, 2004, have advised us that they do not intend to tender any shares in the tender offer. The holdings of VA Partners, L.L.C. and its affiliates will increase to approximately 10.17% of our Class A Shares and 22.65% of our Class B Shares assuming that the maximum 20,494,695 Class A Shares and 5,505,304 Class B Shares are purchased in the tender offer and pursuant to the Silver Lake Purchase Agreement.

     The following table shows the amount of Gartner shares beneficially owned by the directors, executive officers and control persons (the "control persons" being the same as those identified in our proxy statement dated April 29, 2004) of Gartner as of June 15, 2004. Columns three and five of the table below reflect ownership percentages of the Class A Shares and Class B Shares, respectively, as of June 15, 2004. Columns six and seven of the table below reflects ownership percentages of the Class A Shares and Class B Shares, respectively, after giving effect to the tender offer, assuming that (a) Gartner purchases 11,298,630 Class A Shares and 5,505,305 Class B Shares in the tender offer, (b) Silver Lake sells 9,196,065 Class A Shares to us at the same price per Class A Share as is paid in the tender offer pursuant to the Silver Lake Stock Purchase Agreement (which will be the number of shares we purchase from Silver Lake under that agreement if the tender offer for Class A Shares is not increased and is fully subscribed), and (c) other than Silver Lake, no director, executive officer or control person of Gartner tenders any shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as owned beneficially by them, subject to community property laws where applicable.

                                                                                             PERCENT OF     PERCENT OF
                                                                                              CLASS A        CLASS B
                                                                                            AFTER TENDER   AFTER TENDER
                                                                                             OFFER AND      OFFER AND
                                                                                            SILVER LAKE    SILVER LAKE
                                                                                              PURCHASE       PURCHASE
                                         NUMBER OF                 NUMBER OF                    (SEE           (SEE
                                          CLASS A     PERCENT OF    CLASS B    PERCENT OF   ASSUMPTIONS    ASSUMPTIONS
NAME OF BENEFICIAL OWNER                   SHARES      CLASS A      SHARES      CLASS B        ABOVE)         ABOVE)
------------------------                 ----------   ----------   ---------   ----------   ------------   ------------
Michael D. Fleisher(1).................  1,654,919       1.56%           --         --          1.93%            --
Anne Sutherland Fuchs(2)...............     41,001          *            --         --             *             --
William O. Grabe(3)....................     95,001          *            --         --             *             --
Max D. Hopper(4).......................     42,001          *            --         --             *             --
Glenn H. Hutchins(5)...................  46,969,066     44.87%           --         --         44.87%            --
Stephen G. Pagliuca(6).................    60 ,001          *            --         --             *             --
David J. Roux(7).......................  46,969,066     44.87%           --         --         44.87%            --
Dennis G. Sisco(8).....................     26,001          *         1,089          *             *              *
James C. Smith(9)......................      5,000          *            --         --             *             --
Maynard G. Webb, Jr.(10)...............     32,334          *            --         --             *             --
Jeffrey W. Ubben(11)...................  8,560,100       8.18%     5,122,546     18.22%        10.17%         22.65%
Maureen O'Connell(12)..................    297,916          *            --         --             *             --
Christopher Lafond(13).................     75,888          *            --         --             *             --
Zachary Morowitz(14)...................    272,329          *            --         --             *             --
All current directors, director
  nominees and current executive
  officers as a group (14
  persons)(15).........................  58,131,557     54.29%     5,123,635     18.22%        56.52%         22.66%
Shapiro Capital Management Company,
  Inc. (16) 3060 Peachtree Road, N.W.,
  Atlanta, GA 30305....................         --         --      3,509,630     12.46%           --          15.52%
Entities Affiliated with Silver Lake
  Partners, L.P. (17) 2725 Sand Hill
  Road, Suite 150, Menlo Park, CA
  94025................................  46,969,066     44.87%           --         --         44.87%            --
VA Partners, L.L.C. (18) One Maritime
  Plaza, Suite 1400, San Francisco, CA
  94111................................  8,560,100       8.18%     5,122,546     18.22%        10.17%         22.65%

---------------

* Less than 1%

(1) Includes 1,638,250 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(2) Includes 36,001 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(3) Includes 21,001 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(4) Includes 21,001 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(5) Silver Lake Partners, L.P., Silver Lake Investors, L.P. and Silver Lake Technology Investors, L.L.C. own 46,969,006 shares of Class A Common Stock. Silver Lake Technology Associates, L.L.C. is the General

    Partner of each of Silver Lake Partners, L.P. and Silver Lake Investors, L.P. Mr. Hutchins is a Managing Member and Officer of Silver Lake Technology Associates, L.L.C. and a Senior Member of Silver Lake Technology Investors, L.L.C. As such, Mr. Hutchins could be deemed to have shared voting or dispositive power over these shares. Mr. Hutchins, however, disclaims beneficial ownership in these shares, except to the extent of his pecuniary interest.

(6) Includes 21,001 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004, and includes 10,000 shares of Class A Common Stock that are owned by Mr. Pagliuca indirectly.

(7) Silver Lake Partners, L.P., Silver Lake Investors, L.P. and Silver Lake Technology Investors, L.L.C. own 46,969,006 shares of Class A Common Stock. Silver Lake Technology Associates, L.L.C. is the General Partner of each of Silver Lake Partners, L.P. and Silver Lake Investors, L.P. Mr. Roux is a Managing Member and Officer of Silver Lake Technology Associates, L.L.C. and a Senior Member of Silver Lake Technology Investors, L.L.C. As such, Mr. Roux could be deemed to have shared voting or dispositive power over these shares. Mr. Roux, however, disclaims beneficial ownership in these shares, except to the extent of his pecuniary interest.

(8) Includes 21,001 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(9) Includes 5,000 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(10) Includes 12,334 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(11) ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., and ValueAct International, Ltd. own 8,560,100 shares of our Class A Common Stock and 5,122,546 shares of our Class B Common Stock. VA Partners, L.L.C. is the General Partner of each of these entities. Mr. Ubben is a Managing Member of VA Partners, L.L.C. As such, Mr. Ubben could be deemed to have shared voting or dispositive power over these shares.

(12) Includes 297,916 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(13) Includes 75,734 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(14) Includes 243,500 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004 and 2,832 shares of Class A Common Stock that are held by Mr. Morowitz through our 401(k) plan.

(15) Includes 2,392,739 shares of Class A Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2004.

(16) The shares shown as beneficially owned by Shapiro Capital Management Company, Inc. were reported in its Schedule 13G filed with the SEC on February 10, 2004.

(17) Represents shares owned by a group of investment funds affiliated with Silver Lake Partners, L.P., the General Partner of which is Silver Lake Technology Associates, including (i) 43,254,088 shares owned by Silver Lake Partners, L.P.; (ii) 1,242,922 shares owned by Silver Lake Investors, L.P.; and (iii) 2,472,056 shares owned by Silver Lake Technology Investors, L.L.C.

(18) Represents shares owned by a group of investments whose General Partner is VA Partners, L.L.C., including: (i) 6,626,381 shares of Class A Common Stock and 3,124,138 shares of Class B Common Stock owned by ValueAct Capital Partners, L.P.; (ii) 901,671 shares of Class A Common Stock and 288,606 shares of Class B Common Stock owned by ValueAct Capital Partners II, L.P.; and (iii) 1,032,048 shares of Class A Common Stock and 1,709,802 shares of Class B Common Stock owned by ValueAct Capital International, Ltd.

     Based on Gartner's records and information provided to Gartner by its directors, executive officers, associates and subsidiaries, neither Gartner, nor, to the best of Gartner's knowledge, any directors or executive officers of Gartner or any associates or subsidiaries of Gartner, has effected any transactions in shares during the 60 day-period before the date hereof, except as set forth below:

                          DATE OF
NAME                    TRANSACTION        NATURE OF TRANSACTION              AMOUNT                    PRICE
----                    ------------   -----------------------------   ---------------------   -----------------------
Gartner...............  May 10, 2004   Repurchase of outstanding       100,000 Class A         $11.929 per Class A
                                       shares pursuant to repurchase   Shares and 6,700        Share and $11.744 per
                                       program                         Class B Shares          Class B Share
Gartner...............  May 13, 2004   Repurchase of outstanding       20,300 Class A Shares   $11.92 per share
                                       shares pursuant to repurchase
                                       program
Gartner...............  May 21, 2004   Repurchase of outstanding       50,000 Class B Shares   $11.98 per share
                                       shares pursuant to repurchase
                                       program
Scott Fertig..........  May 5, 2004    Option exercise                 10,000 shares Class A   The per share exercise
                                                                       Common                  price was $7.96
Scott Fertig..........  May 5, 2004    Sale                            10,000 shares Class A   The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.3026
Michael D. Fleisher...  May 5, 2004    Sale                            65,000 shares Class A   The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.2772
Michael D. Fleisher...  May 6, 2004    Sale                            26,673 shares Class A   The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.1625
Michael D. Fleisher...  May 6, 2004    Sale                            3,000 shares Class B    The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.03
Michael D. Fleisher...  May 7, 2004    Sale                            2,100 shares Class A    The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.06
Scott Fertig..........  May 7, 2004    Option exercise                 5,000 shares Class A    The per share exercise
                                                                       Common                  price was $7.96
Scott Fertig..........  May 7, 2004    Sale                            5,000 shares Class A    The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.08
Scott Fertig..........  May 7, 2004    Option exercise                 5,000 shares Class A    The per share exercise
                                                                       Common                  price was $7.96
Scott Fertig..........  May 7, 2004    Sale                            5,000 shares Class A    The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.0306
Lewis G. Schwartz.....  May 11, 2004   Sale                            8,100 shares Class A    The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $11.91
Lewis G. Schwartz.....  May 11, 2004   Sale                            100 shares Class A      The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $11.91
Lewis G. Schwartz.....  May 11, 2004   Sale                            198 shares Class A      The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $11.92
Robert C. Patton......  May 17, 2004   Restricted stock award          33,000 shares Class A   The per share price was
                                                                       Common                  $0.00
Robert C. Patton......  May 17, 2004   Option grant                    150,000 shares Class    The per share exercise
                                                                       A Common                price was $11.96
Michael McCarty.......  May 17, 2004   Option grant                    75,000 shares Class A   The per share exercise
                                                                       Common                  price was $11.96
Beverly R. Parker.....  May 17, 2004   Option grant                    75,000 shares Class A   The per share exercise
                                                                       Common                  price was $11.96

                          DATE OF
NAME                    TRANSACTION        NATURE OF TRANSACTION              AMOUNT                    PRICE
----                    ------------   -----------------------------   ---------------------   -----------------------
Scott Fertig..........  May 19, 2004   Option exercise                 5,134 shares Class A    The per share exercise
                                                                       Common                  price was $7.96
Scott Fertig..........  May 19, 2004   Sale                            5,134 shares Class A    The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.25
Scott Fertig..........  May 25, 2004   Option exercise                 8,200 shares Class A    The per share exercise
                                                                       Common                  price was $7.96
Scott Fertig..........  May 25, 2004   Sale                            8,200 shares Class A    The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.25
Michael D. Fleisher...  May 28, 2004   Option exercise                 30,000 shares Class A   The per share exercise
                                                                       Common                  price was $7.188
Michael D. Fleisher...  May 28, 2004   Sale                            30,000 shares Class A   The per share value on
                                                                       Common                  the date of transfer
                                                                                               was $12.2994
Lewis G. Schwartz.....  June 7, 2004   Option grant                    40,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Scott Fertig..........  June 7, 2004   Option grant                    30,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Christopher Lafond....  June 7, 2004   Option grant                    40,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Laurane Magliari......  June 7, 2004   Option grant                    50,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Michael McCarty.......  June 7, 2004   Option grant                    50,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Maureen O'Connell.....  June 7, 2004   Option grant                    55,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Willard Pardue, Jr....  June 7, 2004   Option grant                    60,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Beverly Parker........  June 7, 2004   Option grant                    20,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Robert C. Patton......  June 7, 2004   Option grant                    60,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49
Ken Yamamoto..........  June 7, 2004   Option grant                    40,000 shares Class A   The per share exercise
                                                                       Common                  price was $12.49

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     Mr. Fleisher. Mr. Fleisher entered into an Employment Agreement effective October 1, 2002 (the "Fleisher Agreement"). Under the Fleisher Agreement, he was to serve as Chairman and Chief Executive Officer through September 30, 2005. During the term of the Fleisher Agreement, we agreed to include Mr. Fleisher on our slate of nominees to be elected to our Board.

     Under the Fleisher Agreement, Mr. Fleisher received a base salary of $650,000 for fiscal 2003. For fiscal 2003, Mr. Fleisher's target bonus was between $650,000 and $975,000. Under the Fleisher Agreement, Mr. Fleisher received option grants to purchase 250,000 shares on each of October 1, 2002, and October 1, 2003. These stock options vest 25% one year after grant and 2.08% per month thereafter, subject to Mr. Fleisher's continued service with Gartner.

     Mr. Fleisher's employment is at will and may be terminated by him or us upon sixty days' prior written notice. If we terminate Mr. Fleisher's employment involuntarily without Business Reasons (as defined in the Fleisher Agreement) or a Constructive Termination (as defined in the Fleisher Agreement) occurs, or if we do not renew the Fleisher Agreement upon its expiration, Mr. Fleisher will be entitled to receive: (a) his base salary for two years following the Termination Date (as defined in the Fleisher Agreement) at the rate then in effect, payable in accordance with our regular payroll schedule; (b) his target bonus for the year in which the Termination Date occurs, target bonus for the next fiscal year, and a pro-rated portion of his target bonus for the balance of the two year severance period, payable concurrently with our payment of bonuses for those years to other executives; (c) acceleration in full of vesting of all equity arrangements subject to vesting and granted prior to October 1, 2002; (d) continued vesting during the Severance Period (as defined in the Fleisher Agreement) of all outstanding equity awards granted on or after October 1, 2002;
(e) the ability to exercise all equity arrangements for either one year following the Termination Date or one year following the end of the Severance Period, or such longer period as may be provided in the applicable plan or agreement; (f) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for two years after the Termination Date or until he obtains other employment, if that occurs sooner, and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Mr. Fleisher's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Mr. Fleisher makes the appropriate election and payments;
(g) reasonable office support for one year following the Termination Date, or until he obtains other employment, if that occurs sooner; and (h) no other compensation, severance or other benefits, except for any severance payments in connection with a Change in Control (as defined in the Fleisher Agreement) described below. Notwithstanding the foregoing, we will not be required to continue to pay the bonus specified in clause (b) above if Mr. Fleisher violates his non-competition obligations to us.

     If a Change in Control (as defined in the Fleisher Agreement) occurs, upon the Change in Control Mr. Fleisher will be entitled to receive: (a) three times his base salary then in effect; (b) three times his target bonus for the fiscal year in which the Change in Control occurs; (c) acceleration in full of vesting of all equity arrangements subject to vesting; (d) the ability to exercise all such options and other exercisable rights received for either 90 days or one year following the Change in Control, or such longer period as may be provided in the applicable plan or option agreement; (e) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for three years after the Change in Control and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Mr. Fleisher's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Mr. Fleisher makes the appropriate election and payments; (f) any Gross-Up Payments (as defined in the Fleisher Agreement) for Mr. Fleisher's excise tax liabilities; and (g) no other compensation, severance or other benefits.

     If Mr. Fleisher's employment is terminated due to his disability, Mr. Fleisher generally will be entitled to receive (a) base salary for three years after the Termination Date at the rate then in effect; (b) his target bonus for the fiscal year in which the termination occurs; (c) following the end of the fiscal year in which the termination occurs, any bonus that would have been payable in excess of the target bonus for the year in which the termination occurs; (d) acceleration in full of vesting of all outstanding stock options held by Mr. Fleisher, and all such options and other exercisable rights will remain exercisable for either 90 days or one year after the Termination Date, or such longer period as may be provided in the applicable plan or option agreement; (e) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for three years after the Termination Date and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Mr. Fleisher's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Mr. Fleisher makes the appropriate election and payments; and (f) no other compensation, severance or other benefits, except for the any severance payments in connection with a Change in Control. Notwithstanding the foregoing, we may deduct from the salary specified in clause
(a) above, any payments received by Mr. Fleisher under any disability benefit program maintained by us.

     On April 29, 2004, Mr. Fleisher announced his intention to leave Gartner sometime prior to the end of the year. In conjunction with his departure, Mr. Fleisher has entered into an amendment to the Fleisher Agreement pursuant to which he has agreed that he will continue to serve in the capacity of Chief Executive Officer for up to six months in order to assist the Board of Directors in selecting a successor and ensure a smooth transition. In satisfaction of existing obligations under the Fleisher Agreement and in consideration of his assistance in the transition, Gartner has agreed that Mr. Fleisher will receive:
(a) payments totaling

$4,301,811, which includes his 2003 bonus and compensation in respect of the transition period; (b) acceleration in full of vesting of all equity arrangements subject to vesting and granted prior to October 1, 2002; (c) continued vesting until October 29, 2006 of all outstanding equity awards granted on or after October 1, 2002; (d) the ability to exercise all equity arrangements granted after October 1, 2001 until October 29, 2007 and all equity arrangements granted on or prior to October 1, 2001 until October 29, 2005; (e) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for two years or until he obtains other employment, if that occurs sooner; and (f) reasonable office support for one year, or until he obtains other employment, if that occurs sooner. Mr. Fleisher will be entitled to receive Gross-Up Payments (as defined in the Fleisher Agreement) in respect of any excise tax liabilities he may incur should a Change in Control (as defined in the Fleisher Agreement) occur.

     Ms. O'Connell. Ms. O'Connell entered into an Employment Agreement effective September 23, 2002 (the "O'Connell Agreement"). Under the O'Connell Agreement, she will serve as Executive Vice President and Chief Financial and Administrative Officer through September 30, 2005, and thereafter for subsequent one-year periods unless either party provides ninety days' written notice of its intention not to renew. In October 2003, Ms. O'Connell was promoted to President and Chief Operating Officer.

     Under the O'Connell Agreement, Ms. O'Connell received a base salary of $500,000 for fiscal 2003; thereafter her base salary is subject to annual adjustments by our Board or Compensation Committee. For fiscal 2003, Ms. O'Connell's target bonus was $400,000; thereafter our Board or Compensation Committee will establish the annual target bonus, and the bonus will be payable based on achievement of specified objectives. Under the O'Connell Agreement, Ms. O'Connell received options to purchase 650,000 shares on October 17, 2002. These stock options will vest 25% one year after its date of grant, and 2.08% per month thereafter, subject to Ms. O'Connell's continued service with Gartner. Ms. O'Connell also received a sign-on bonus of $400,000.

     Ms. O'Connell's employment is at will and may be terminated by her or us upon thirty days' prior written notice. If we terminate Ms. O'Connell's employment involuntarily without Business Reasons (as defined in the O'Connell Agreement) or a Constructive Termination (as defined in the O'Connell Agreement) occurs, or if we do not renew the O'Connell Agreement upon its expiration, Ms. O'Connell will be entitled to receive: (a) her base salary for two years following the Termination Date (as defined in the O'Connell Agreement) at the rate then in effect, payable in accordance with our regular payroll schedule;
(b) her target bonus for the year in which the Termination Date occurs, target bonus for the next fiscal year, and a pro-rated portion of her target bonus for the balance of the two year severance period, payable concurrently with our payment of bonuses for those years to other executives; (c) continued vesting during the Severance Period (as defined in the O'Connell Agreement) of all outstanding equity awards; (d) the ability to exercise all equity arrangements for one year following the Severance Period; (e) at our cost, group health benefits pursuant to our standard programs for herself, her spouse and any children for two years after the Termination Date or until she obtains other employment if that occurs sooner, and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Ms. O'Connell's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Ms. O'Connell makes the appropriate election and payments; (f) reasonable office support for one year following the Termination Date, or until she obtains other employment, if that occurs sooner; and (g) no other compensation, severance or other benefits, except for the any severance payments in connection with a Change in Control (as defined in the O'Connell Agreement) described below. Notwithstanding the foregoing, we will not be required to continue to pay the bonus specified in clause (b) above if Ms. O'Connell violates her non-competition obligations to us.

     If a Change in Control (as defined in the O'Connell Agreement) occurs, upon the Change in Control, Ms. O'Connell will be entitled to receive: (a) three times her base salary then in effect; (b) three times her target bonus for the fiscal year in which the Change in Control occurs (plus any unpaid bonus from the prior fiscal year); (c) acceleration in full of all outstanding equity arrangements subject to vesting; (d) the ability to exercise all options and other exercisable rights received for one year following the Change in Control or termination of employment, whichever is later; (e) at our cost, group health benefits pursuant to our standard programs for herself, her spouse and any children for three years after the Change in Control and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Ms. O'Connell's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Ms. O'Connell makes the appropriate election and payments; (f) any Gross-Up Payments (as defined in the O'Connell Agreement) for Ms. O'Connell's excise tax liabilities; and (g) no other compensation, severance or other benefits.

     If Ms. O'Connell's employment is terminated due to her disability, Ms. O'Connell will be entitled to receive: (a) base salary for three years after the Termination Date at the rate then in effect; (b) her target bonus for the fiscal year in which the termination occurs, payable on the Termination Date; (c) following the end of the fiscal year in which the termination occurs, any bonus that would have been payable in excess of the target bonus for the year in which the termination occurs; (d) acceleration in full of all outstanding stock options, and all such options or other exercisable rights will remain exercisable for one year after the Termination Date; (e) at our cost, group health benefits pursuant to our standard programs for herself, her spouse and any children for three years after the Termination Date, and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Ms. O'Connell's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Ms. O'Connell makes the appropriate election and payments; and (f) no other compensation, severance or other benefits, except for the any severance payments in connection with a Change in Control. Notwithstanding the foregoing, we may deduct from the salary specified in clause (a) above, any payments received by Ms. O'Connell under any disability benefit program maintained by us.

     Mr. Lafond. Mr. Lafond is covered by Gartner's Executive Benefits Program which provides that upon either a Change of Control, involuntary termination without business reason, or a constructive termination, Mr. Lafond will be entitled to receive: (a) one times his base salary then in effect; (b) acceleration in full of vesting of all outstanding stock options that would have vested within twelve months of the termination date; and (c) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for one year after the termination date.

     Mr. Morowitz. Mr. Morowitz entered into an Employment Agreement effective October 1, 2002 (the "Morowitz Agreement"). Under the Morowitz Agreement, he will serve as Executive Vice President through September 30, 2005, and thereafter for subsequent one-year periods unless either party provides ninety days' prior written notice of its intention not to renew.

     Under the Morowitz Agreement, Mr. Morowitz received a base salary of $275,000 for fiscal 2003; thereafter his base salary is subject to annual adjustments by our Board or Compensation Committee. For fiscal 2003, Mr. Morowitz's target bonus was $135,000; thereafter our Board or Compensation Committee will establish the annual target bonus, and the bonus will be payable based on achievement of specified objectives. Under the Morowitz Agreement, Mr. Morowitz received an option grant to purchase 200,000 shares on October 10, 2002. The option will vest 25% one year after its date of grant and 2.08% per month thereafter, subject to Mr. Morowitz's continued service with Gartner.

     Mr. Morowitz's employment is at will and may be terminated by him or us upon sixty days' prior written notice. If we terminate Mr. Morowitz's employment involuntarily without Business Reasons (as defined in the Morowitz Agreement) or a Constructive Termination (as defined in the Morowitz Agreement) occurs, or if we do not renew the Morowitz Agreement upon its expiration, Mr. Morowitz will be entitled to receive: (a) his base salary for two years following the Termination Date (as defined in the Morowitz Agreement) at the rate then in effect, payable in accordance with our regular payroll schedule; (b) his target bonus for the year in which the Termination Date occurs, target bonus for the next fiscal year, and a pro-rated portion of his target bonus for the balance of the two year severance period, payable concurrently with our payment of bonuses for those years to other executives; (c) continued vesting during the Severance Period (as defined in the Morowitz Agreement) of outstanding equity awards issued on or following the effective date of the Morowitz Agreement; (d) acceleration in full of vesting of all outstanding equity arrangements subject to vesting and issued prior to the date of the Morowitz Agreement; (e) such options and other exercisable rights will remain exercisable until either one year after the Severance Period (as defined in the Morowitz Agreement) or one year after the Termination Date, or such longer period as may be provided in the

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applicable plan or option agreement; (f) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for two years after the Termination Date or until he obtains other employment if that occurs sooner, and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Mr. Morowitz's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Mr. Morowitz makes the appropriate election and payments; (g) reasonable office support for one year following the Termination Date, or until he obtains other employment, if that occurs sooner; and (h) no other compensation, severance or other benefits, except for the any severance payments in connection with a Change in Control (as defined in the Morowitz Agreement) described below. Notwithstanding the foregoing, we will not be required to continue to pay the bonus specified in clause (b) above if Mr. Morowitz violates his non-competition obligations to us.

     If a Change in Control (as defined in the Morowitz Agreement) occurs, upon the Change in Control, Mr. Morowitz will be entitled to receive: (a) three times his base salary then in effect; (b) three times his target bonus for the fiscal year in which the Change in Control occurs (plus any unpaid bonus from the prior fiscal year); (c) acceleration in full of all outstanding equity arrangements subject to vesting, and the ability to exercise all such options and other exercisable rights received for either one year or ninety days following the Change in Control, or such longer period as may be provided in the applicable plan or option agreement; (d) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for three years after the Change in Control, and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Mr. Morowitz's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Mr. Morowitz makes the appropriate election and payments; (e) any Gross-Up Payments (as defined in the Morowitz Agreement) for Mr. Morowitz's excise tax liabilities; and (f) no other compensation, severance or other benefits.

     If Mr. Morowitz's employment is terminated due to his disability, Mr. Morowitz will be entitled to receive: (a) base salary for three years after the Termination Date at the rate then in effect; (b) his target bonus for the fiscal year in which the termination occurs, payable on the Termination Date; (c) following the end of the fiscal year in which the termination occurs, any bonus that would have been payable in excess of the target bonus for the year in which the termination occurs; (d) acceleration in full of all outstanding stock options, and all such options and other exercisable rights held by Mr. Morowitz will remain exercisable for one year or ninety days after the Termination Date, or such longer period as may be provided in the applicable plan or option agreement; and (e) at our cost, group health benefits pursuant to our standard programs for himself, his spouse and any children for three years after the Termination Date, and thereafter, to the extent COBRA is applicable to Gartner, continuation of health benefits for such persons at Mr. Morowitz's cost, for a period of 18 months or such longer period as may be applicable under any of our policies then in effect, provided Mr. Morowitz makes the appropriate election and payments; and (f) no other compensation, severance or other benefits, except for the any severance payments in connection with a Change in Control. Notwithstanding the foregoing, we may deduct from the salary specified in clause
(a) above, any payments received by Mr. Morowitz under any disability benefit program maintained by us.

INCENTIVE PLANS

     2003 Long-Term Incentive Plan. In February 2003, Gartner adopted, and our stockholders approved, the 2003 Long-Term Incentive Plan (the "2003 Plan"), which replaced our 1993 Director Stock Option Plan, 1994 Long Term Option Plan, 1996 Long Term Stock Option Plan, 1998 Long Term Stock Option Plan, and 1999 Stock Option Plan (collectively the "Previous Plans"). The 2003 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, and long-term performance awards to eligible employees and consultants of Gartner (or any of our parent or subsidiary companies). Our non-employee directors are entitled to automatic nonstatutory stock option grants and director common stock equivalents under the 2003 Plan. Our Board or a committee appointed by the Board administers the Plan and controls its operation (the "Committee"). The Committee determines the terms and conditions of each option grant, including, the term of each option (up to a maximum of 10 years after its date of grant), the exercise price of each option (which must be at least 100% of the fair market value of the underlying shares on the date of grant), when options granted under the Plan will vest, when options may be exercised, and the method of

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

payment of the option exercise price. Except for certain adjustments made in connection with a change to Gartner's capitalization, the exercise price of outstanding options may not be declared or reduced after the date of the option grant, and no outstanding option may be surrendered to Gartner as consideration for the grant of a new option with a lower exercise price without the approval of Gartner's stockholders. The Committee also determines the terms and conditions of stock appreciation rights, restricted stock awards, and long-term performance awards. In the event we experience a change in control, all awards under the 2003 Plan will become fully vested, all applicable performance objectives applicable to awards will be deemed fully met, each outstanding director common stock equivalent will be converted into shares immediately prior to the change in control, and each outstanding award will be assumed by the successor corporation (or any parent or subsidiary of the successor corporation), if any. In the event we are merged with or into another corporation, or if substantially all of our assets are sold, each outstanding award will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). If the successor corporation does not assume or substitute such outstanding awards, the Committee will notify participants that he or she will have the right to exercise his or her award, in whole or in part, for a period of at least 15 days from the date of such notice, and that the award will terminate upon the expiration of such period. In addition, in the event we experience any stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares of our common stock effected without the receipt of consideration by Gartner (except for certain conversions of convertible securities), the Committee may make appropriate adjustments to outstanding awards and to the shares available for issuance under the Plan. There are 9,928,000 shares of our common stock reserved under the 2003 Plan, and 3,136,927 shares remain for future issuance. No more than 2,000,000 shares may be issued as restricted stock awards, freestanding stock appreciation rights, or to the extent payable or measured by the value of shares, long-term performance awards. In any one fiscal year of Gartner, no participant may receive options, freestanding stock appreciation rights, restricted stock awards, or to the extent payable or measured by the value of shares, long-term performance awards, covering in the aggregate more than 1,000,000 shares. In any one fiscal year, no participant may receive long-term performance awards payable in cash and not measured by the value of shares covering in the aggregate more than $2,500,000. By its terms, the 2003 Plan will automatically terminate in 2013, unless earlier terminated by the Board.

     1993 Director Stock Option Plan. The 1993 Director Stock Option Plan ("1993 Plan") was adopted in January 1993, and replaced by the 2003 Plan in February 2003. No further awards will be made under the 1993 Plan. The 1993 Plan provided for the grant of nonstatutory stock options and common stock equivalents to our non-employee directors. In the event of a change in control, all options outstanding under the 1993 Plan will be assumed by the successor corporation (or a parent or subsidiary of the successor corporation), if any, and all holders of such options will be promptly notified, after the change in control, that his or her options are fully vested and exercisable for a period of at least 90 days from the date of the change in control. In addition, each outstanding common stock equivalent will convert into shares of our common stock immediately prior to the change in control.

     1994 Long-Term Stock Option Plan. The 1994 Long-Term Stock Option Plan ("1994 Plan") was adopted in October 1994, and replaced by the 2003 Plan in February 2003. No further awards will be made under the 1994 Plan. The 1994 Plan provided for the grant of options to eligible key, senior-level employees of Gartner (or any parent or subsidiary of Gartner). In the event of Gartner's merger with or into another corporation, or the sale of substantially all the assets of Gartner, each outstanding option will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). However, the administrator of the 1994 Plan may, in lieu of such assumption or substitution, notify each participant that he or she has the right to exercise his or her options as to all or a portion of the optioned stock, including shares as to which the option or right would not otherwise be exercisable, for a period of 15 days from the date of such notice, and that the option will terminate upon the expiration of such period.

     1996 Long-Term Stock Option Plan. The 1996 Long-Term Stock Option Plan ("1996 Plan") was adopted in October 1996, and replaced by the 2003 Plan in February 2003. No further awards will be made under the 1996 Plan. The 1996 Plan provided for the grant of options to eligible key, senior-level employees of Gartner (or any parent or subsidiary of Gartner). In the event of Gartner's merger with or into another

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

corporation, or the sale of substantially all the assets of Gartner, each outstanding option will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). However, the administrator of the 1996 Plan may, in lieu of such assumption or substitution, notify each participant that he or she has the right to exercise his or her options as to all or a portion of the optioned stock, including shares as to which the option or right would not otherwise be exercisable, for a period of 15 days from the date of such notice, and that the option will terminate upon the expiration of such period.

     1998 Long-Term Stock Option Plan. The 1998 Long-Term Stock Option Plan ("1998 Plan") was adopted in October 1998, and replaced by the 2003 Plan in February 2003. No further awards will be made under the 1998 Plan. The 1998 Plan provided for the grant of options or restricted stock to eligible key, senior-level employees of Gartner (or any parent or subsidiary of Gartner). In the event of Gartner's merger with or into another corporation, or the sale of substantially all the assets of Gartner, each outstanding option will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). However, the administrator of the 1998 Plan may, in lieu of such assumption or substitution, notify each participant that he or she has the right to exercise his or her options as to all or a portion of the optioned stock, including shares as to which the option or right would not otherwise be exercisable, for a period of 15 days from the date of such notice, and that the option will terminate upon the expiration of such period.

     1999 Stock Option Plan. The 1999 Long-Term Stock Option Plan ("1999 Plan") was adopted in November 1999, and replaced by the 2003 Plan in February 2003. No further awards will be made under the 1999 Plan. The 1999 Plan provided for the grant of options, stock purchase rights, stock appreciation rights, and long-term performance awards, to eligible employees (excluding the Chief Executive Officer and four other top-paid officers) and consultants of Gartner or any parent or subsidiary of Gartner. In the event of Gartner's merger with or into another corporation, or the sale of substantially all the assets of Gartner, each outstanding option and right will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). In the event the successor corporation does not assume or substitute for the option, the administrator of the 1999 Plan will notify each participant that the option or right will be exercisable for all or a portion of the optioned stock, including shares as to which the option or right would not otherwise be exercisable, for a period of at least 15 days from the date of such notice, and that the option or right will terminate upon the expiration of such period.

     2002 Employee Stock Purchase Plans. In March 2002, stockholders approved the 2002 Employee Stock Purchase Plan ("2002 ESPP"). The 2002 ESPP is implemented by consecutive offering periods of approximately 6-month durations, commencing on the first trading day of March and September each year, and terminating on the last trading day of the following August and February each year, respectively. Pursuant to the 2002 ESPP, eligible employees are permitted to purchase Class A Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to 85% of the Class A Common Stock price as reported on the NYSE at the beginning or end of each offering period, whichever is lower. As of June 15, 2004, 2,958,432 shares were available for purchase under the 2002 plan.

     1991 Stock Option Plan. The 1999 Stock Option Plan ("1991 Plan") was adopted in March 1991. No further awards will be made under the 1991 Plan. The 1991 Plan provided for the grant of options, stock purchase rights, stock appreciation rights, and long-term performance awards, to eligible employees and consultants of Gartner or any parent or subsidiary of Gartner. In the event of Gartner's merger with or into another corporation, or the sale of substantially all the assets of Gartner, each outstanding option and right will be assumed or substituted for by the successor corporation (or a parent or subsidiary or such successor corporation). In the event the successor corporation does not assume or substitute for the option, the administrator of the 1999 Plan will notify each participant that the option or right will be exercisable for all or a portion of the optioned stock, including shares as to which the option or right would not otherwise be exercisable, for a period of at least 15 days from the date of such notice, and that the option or right will terminate upon the expiration of such period.

     Savings and Investment Plan. We have a savings and investment plan covering substantially all domestic employees. Participating employees may make annual contributions to the plan in percentages of not less than 1% or more than 75% of total annual compensation, as defined in the plan agreement, subject to

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

Internal Revenue Service limitations. We contribute amounts to this plan based upon the level of the employee contributions. In addition, we contribute fixed and discretionary profit sharing contributions set by the Board of Directors. Participants may elect to invest in a variety of specialized investment funds, including a fund substantially invested in Class A Shares.

     Relationship with Silver Lake. On April 17, 2000, we issued and sold an aggregate of $300 million principal amount of our unsecured 6% Convertible Junior Subordinated Promissory Notes due April 17, 2005 to Silver Lake and certain other investors. In October 2003, these notes were converted into 49,441,122 shares of our Class A Common Stock. The determination of the number of shares issued upon the conversion was based upon a $7.45 conversion price and a convertible note of $368.3 million, consisting of the original face amount of $300 million plus accrued interest of $68.3 million.

     Gartner and Silver Lake are parties to an Amended and Restated Securityholders Agreement dated as of July 12, 2002 pursuant to which Gartner granted Silver Lake certain economic, control and other rights in connection with the issuance of the notes. Pursuant to the Amended and Restated Securityholders Agreement, Silver Lake is entitled to designate two out of the ten members of our Board of Directors and, if requested by Silver Lake, to include one director on any committee of our Board. Silver Lake's right to designate directors terminates once Silver Lake and its affiliates own less than approximately 3.78 million Class A Shares (20% of the Class A Shares into which the $300 million face notes were originally convertible). In addition, for so long as Silver Lake owns that number of Class A Shares, Silver Lake is entitled to consent rights relating to certain events or transactions, including, without limitation, certain affiliate transactions, any increase in the number of directors, and any change to the rights, preferences, privileges or powers of the Class A Shares and payments of dividends or other distributions (other than dividends or distributions of stock) to holders of Gartner's capital stock.

     Pursuant to this agreement, Silver Lake is entitled to the following registration rights with respect to its Class A Shares:

     - "piggy-back" registration rights with respect to any registrations by Gartner of its equity securities, other than a registration on Form S-4 or S-8; and

     - three demand registrations pursuant to which, subject to certain limitations, Silver Lake may require Gartner to register its shares.

     In addition, Silver Lake has the right to purchase up to 5% of the fully diluted common stock of any subsidiary of Gartner whose shares of common stock are distributed to stockholders of Gartner ("spun-off") or sold by Gartner in a public offering ("spun-out") at a per share price equal to (x) 80% of the initial public offering price in the case of a spun-out subsidiary, and (y) 80% of the first day's closing price in the case of a spun-off subsidiary. Gartner is also obligated to deliver an annual budget and forecasts, annual audited financial statements and quarterly financial statements to Silver Lake under the Securityholders Agreement.

     Except as otherwise described herein, neither Gartner nor, to the best of Gartner's knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Gartner, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Gartner, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase by Gartner of shares under the tender offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the shares following completion of the tender offer. In addition, the tender offer may reduce the number of Gartner stockholders. As of June 15, 2004, we had issued and outstanding 104,677,020 Class A Shares and 28,118,443 Class B Shares. The 11,298,630 Class A Shares represent approximately 10.8% of our outstanding Class A Shares and 8.5% of our outstanding common stock as of June 15, 2004. The 5,505,305 Class B Shares
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

represent approximately 19.6% of our outstanding Class B Shares and 4.2% of our outstanding common stock as of June 15, 2004. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

     Gartner anticipates that there will be a sufficient number of each class of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for such shares. Based upon published guidelines of the NYSE, Gartner does not believe that its purchase of either class of shares under the tender offer or the Class A Shares from Silver Lake pursuant to the Silver Lake Stock Purchase Agreement will cause the remaining outstanding shares of each such class to be delisted from the NYSE.

     The shares are now "margin securities" under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Gartner believes that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board's margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that Gartner furnish certain information to its stockholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of the Gartner stockholders. Gartner believes that its purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as described above, Gartner is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by Gartner as contemplated by the tender offer. Should any approval or other action be required, Gartner presently contemplates that it will seek that approval or other action. Gartner is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Gartner under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.  U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

     A "Holder" means a beneficial holder of shares that is a citizen or resident of the United States, a corporation or a partnership created or organized under the laws of the United States or any State thereof, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or an estate the income of which is subject to United States federal income taxation regardless of its source.

     Holders of shares who are not United States holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     WE URGE STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE TENDER OFFER.

     Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

     Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

     Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of shares for cash if the exchange

     - results in a "complete termination" of all such Holder's equity interest in us,

     - results in a "substantially disproportionate" redemption with respect to such Holder, or

     - is "not essentially equivalent to a dividend" with respect to the Holder.

     In applying the Section 302 tests, a Holder must take account of shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that in the case of a "complete termination" a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a Holder if the percentage of the then outstanding shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the Holder's equity interest in us given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that a relatively minor reduction of the proportionate equity interest of a Holder whose relative equity interest is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of corporate affairs should be treated as "not essentially equivalent to a dividend." Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

     If a Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

     If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such Holder pursuant to the exchange will be treated as a dividend to the extent of the Holder's allocable portion of our current and accumulated earnings and profits, then, if and to the extent that the amounts so treated exceed our current and accumulated earnings and profits, as a return of capital to the extent of the Holder's basis in the shares exchanged, and thereafter as capital gain. Provided certain holding period requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that a purchase of a Holder's shares by us in the tender offer is treated as the receipt by the Holder of a dividend, the Holder's remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder, subject, in the case of corporate stockholders, to reduction of basis or possible gain recognition under the "extraordinary dividend" provisions of the Code in an amount equal to the non-taxed portion of the dividend. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code given their particular circumstances.

     We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, unless a Holder elects to make a conditional offer of shares (as described in Section 6 above), such Holder can be given no assurance that a sufficient number of such Holder's shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

     See Section 3 with respect to the application of federal income tax withholding and backup withholding.

     Savings and Investment Plan. No tax is due from Fidelity or from any participant upon any purchase of shares tendered by Fidelity from the Gartner Savings and Investment Plan.

     WE HAVE INCLUDED THE DISCUSSION SET FORTH ABOVE FOR GENERAL INFORMATION ONLY. WE URGE STOCKHOLDERS TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

     Gartner expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Silver Lake Stock Purchase Agreement, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by Gartner to have occurred, to:

     - extend the period of time during which the tender offer is open for both classes of shares;

     - extend the period of time during which the tender offer is open for one class of shares without extending the period of time during which the tender offer is open for the other class of shares; or

     - extend the period of time during which the tender offer is open to different dates for each class of shares.

     Any such extension would thereby delay acceptance for payment of, and payment for, any shares. Gartner would effect any such extension by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Gartner also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Gartner's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Gartner must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Gartner further reserves the right, in its sole discretion, subject to the terms and conditions of the Silver Lake Stock Purchase Agreement, and regardless of whether any of the events set forth in Section 7 shall have

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

occurred or shall be deemed by Gartner to have occurred, to amend the tender offer for either class of shares in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Gartner may choose to make a public announcement, except as required by applicable law, Gartner shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

     If Gartner materially changes the terms of the tender offer for either class of shares or the information concerning the tender offer for such class, Gartner will extend the tender offer for such class to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

     - Gartner increases or decreases the price to be paid for shares of either class or increases or decreases the number of shares of either class being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares of that class, and

     - the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the tender offer will be extended until the expiration of such ten business day period for such class.

     Pursuant to the terms of the Silver Lake Stock Purchase Agreement, Silver Lake's consent is required for certain amendments to the terms of the tender offer. See Section 11.

16.  FEES AND EXPENSES.

     Gartner has retained Goldman, Sachs & Co. to act as the dealer manager in connection with the tender offer. Goldman, Sachs & Co. will receive reasonable and customary compensation. Gartner also has agreed to indemnify Goldman, Sachs & Co. against certain liabilities in connection with the tender offer, including liabilities under the U.S. federal securities laws. Goldman, Sachs & Co. has rendered various investment banking and other services to Gartner and its affiliates in the past, and may continue to render these services, for which they have received, and may continue to receive, customary compensation from Gartner and its affiliates. In the ordinary course of its trading and brokerage activities, Goldman, Sachs & Co. and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of Gartner.

     Gartner has retained Georgeson Shareholder Communications, Inc. to act as information agent and Mellon Investor Services LLC to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by Gartner for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

     In connection with the tender offer, Fidelity, the trustee for the Gartner Savings and Investment Plan, may contact participants in the plan by mail, telephone, fax, and personal interviews. Fidelity receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses
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

pursuant to arrangements with Gartner to act as trustee for the plan. Under those arrangements, no separate fee is payable to Fidelity in connection with the tender offer.

     No fees or commissions will be payable by Gartner to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager and the information agent, as described above) for soliciting tenders of shares under the tender offer. We urge stockholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Gartner, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Gartner, the dealer manager, the information agent, the depositary or the trustee for Gartner's employee plans for purposes of the tender offer. Gartner will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 9 in each letter of transmittal.

17.  MISCELLANEOUS.

     Gartner is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Gartner becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Gartner will make a good faith effort to comply with the applicable law. If, after such good faith effort, Gartner cannot comply with the applicable law, Gartner will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Gartner by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Gartner has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Gartner.

     GARTNER HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF GARTNER AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. GARTNER HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTERS OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY GARTNER OR THE DEALER MANAGER.

June 22, 2004

     The letters of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

                    The depositary for the tender offer is:

                          MELLON INVESTOR SERVICES LLC

BY MAIL:                       BY HAND:                        BY OVERNIGHT DELIVERY:
Mellon Investor Services LLC   Mellon Investor Services LLC    Mellon Investor Services LLC
Post Office Box 3301           120 Broadway, 13th Floor        85 Challenger Road
South Hackensack, NJ 07606     New York, NY, 10271             Mail Drop-Reorg
Attn: Reorganization           Attn: Reorganization            Ridgefield Park, NJ 07660
Department                     Department                      Attn: Reorganization
                                                               Department

     Please direct any questions or requests for assistance to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Please direct requests for additional copies of this offer to purchase, the letters of transmittal or the notices of guaranteed delivery to the information agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.

                 The information agent for the tender offer is:

                          (GEORGESON SHAREHOLDER LOGO)

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                     BANKS AND BROKERS CALL: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: (888) 279-4024

                  The dealer manager for the tender offer is:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                              Call: (212) 902-1000
                         Call Toll Free: (800) 323-5678

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